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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

KELLOGG COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599
Dear Share Owner:
It is my pleasure to invite you to attend the 2006 Annual Meeting of Share Owners of Kellogg Company. The meeting will be held at 1:00 p.m. Eastern Daylight Time on Friday, April 21, 2006, at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan 49016.
The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Attendance at the Annual Meeting will be limited to Share Owners only. If you plan to attend the meeting, please detach the Admission Ticket attached to your Proxy card and bring it to the meeting.
If you are a Share Owner whose shares are not registered in your own name or you will be receiving your materials electronically and you plan to attend, please request an Admission Ticket by writing to the following address: Kellogg Company Share Owner Services, One Kellogg Square, Battle Creek, MI 49016-3599. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Share Owners without tickets will only be admitted to the meeting upon verification of stock ownership.
Share Owners needing special assistance at the meeting are requested to contact Share Owner Services at the address listed above.
Your vote is important. Whether you plan to attend the meeting or not, I urge you to vote your shares as soon as possible. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This will ensure representation of your shares if you are unable to attend. Instructions on how to vote your shares by telephone or via the Internet are on the Proxy card or voting instruction form.
Sincerely,
James M. Jenness
Chairman of the Board and
Chief Executive Officer
March 3, 2006

KELLOGG COMPANY
One Kellogg Square
Battle Creek, Michigan 49016-3599
NOTICE OF ANNUAL MEETING OF SHARE OWNERS
TO BE HELD APRIL 21, 2006
TO OUR SHARE OWNERS:
      The Annual Meeting of Share Owners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. Eastern Daylight Time on Friday, April 21, 2006, at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect four directors for a three-year term to expire at the 2009 Annual Meeting of Share Owners;

2.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for the Company’s 2006 fiscal year;

3.	To approve the Kellogg Company Senior Executive Annual Incentive Plan;

4.	To consider and act upon a Share Owner proposal to prepare a sustainability report, if presented at the meeting; and

5.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.
      Only Share Owners of record at the close of business on March 1, 2006, will receive notice of and be entitled to vote at the meeting or any adjournments thereof.
By Order of the Board of Directors,
Gary H. Pilnick
Senior Vice President,
General Counsel, Corporate Development and Secretary
March 3, 2006

ELECTRONIC VOTING:
You may now vote your shares by telephone or over the Internet.
Voting electronically is quick, easy, and saves the Company money.
Just follow the instructions on your proxy card or voting instruction form.
ELECTRONIC DELIVERY:
Reduce paper mailed to your home and help lower the Company’s printing and postage costs!
The Company is pleased to offer the convenience of viewing Proxy Statements, Annual Reports to Share Owners, and related materials on-line. With your consent, we will stop sending paper copies of these documents unless you notify us otherwise.
To participate, follow the easy directions below.
You will receive notification when the materials are available for review.
ACT NOW. . . . IT’S FAST AND EASY
Just follow these 2 easy steps:

1.	Log on to the Internet at www.icsdelivery.com/kelloggs.

2.	Follow the instructions on the website.

NOTICE OF ANNUAL MEETING OF SHARE OWNERS
PROXY STATEMENT
SECURITY OWNERSHIP
ELECTION OF DIRECTORS
ABOUT THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
RATIFICATION OF INDEPENDENT AUDITORS FOR 2006
APPROVAL OF THE KELLOGG COMPANY SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN
SHARE OWNER PROPOSAL
SUSTAINABILITY REPORT
STATEMENT IN OPPOSITION TO THE PROPOSAL

KELLOGG COMPANY
ONE KELLOGG SQUARE
BATTLE CREEK, MICHIGAN 49016-3599
PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHARE OWNERS
TO BE HELD ON FRIDAY, APRIL 21, 2006
Solicitation of Proxy
      This Proxy Statement and the accompanying Proxy are furnished to Share Owners of Kellogg Company in connection with the solicitation of Proxies for use at the Annual Meeting of Share Owners of the Company to be held at 1:00 p.m. Eastern Daylight Time at the W. K. Kellogg Auditorium, 60 West Van Buren Street, in Battle Creek, Michigan, on Friday, April 21, 2006, or any adjournments thereof. The enclosed Proxy is solicited by the Board of Directors of the Company.
Mailing Date
      The Annual Report of the Company for 2005, including financial statements, the Notice of Annual Meeting, this Proxy Statement, and the Proxy, were first mailed to Share Owners on or about March 8, 2006.
Who Can Vote — Record Date
      The record date for determining Share Owners entitled to vote at the Annual Meeting is March 1, 2006. Each of the approximately 392,526,327 shares of common stock of the Company issued and outstanding on that date is entitled to one vote at the Annual Meeting.
How to Vote — Proxy Instructions
      If you are a holder of record of Kellogg Company common stock, you may vote your shares either (1) over the telephone by calling a toll-free number, (2) by using the Internet, or (3) by mailing in your proxy card. Share Owners who hold their shares in “street name” will need to obtain a voting instruction form from the institution that holds their shares and must follow the voting instructions given by that institution.
      The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Daylight Time on Thursday, April 20, 2006. If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.
      Whether you choose to vote by telephone, over the Internet, or by mail, you may specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1), whether you approve, disapprove or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditor for the Company’s 2006 fiscal year (Proposal 2), whether you approve, disapprove, or abstain from voting on the Kellogg Company Senior Executive Annual Incentive Plan (Proposal 3), and whether you approve, disapprove or abstain from voting on the Share Owner proposal to prepare a sustainability report, which may be presented at the meeting (Proposal 4).
      If you do not specify how you want to vote your shares on your proxy card or voting instruction form, or voting by telephone or over the Internet, we will vote them “For” the election of all nominees for director as set forth under “Election of Directors” (Proposal 1) below, “For” Proposal 2 and Proposal 3, “Against” Proposal 4, and otherwise at the discretion of the persons named in the proxy card.
      When a properly executed Proxy is received, the shares represented thereby, including shares held under the Company’s Dividend Reinvestment Plan, will be voted by the persons named as the Proxy according to each Share Owner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under the Company’s Savings and Investment Plans.

Revocation of Proxies
      If you are a holder of record, you may revoke your Proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to the Company’s Secretary;

(2)	by submitting another Proxy by telephone, via the Internet, or by mail that is later dated and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.
      If your shares are held in street name, you must contact your broker or nominee to vote your Proxy.
Quorum
      A quorum of Share Owners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Share Owners at the Annual Meeting are present, in person or by Proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for the election of directors (Proposal 1), for ratification of PricewaterhouseCoopers LLP as independent auditors (Proposal 2), and for approval of the Kellogg Company Senior Executive Annual Incentive Plan (Proposal 3), but not for the Share Owner proposal (Proposal 4).
Required Vote
      The nominees for director receiving a plurality of the votes cast at the Annual Meeting will be elected directors. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors. For that reason, any shares not voted for the election of nominees will not affect the outcome of the election of directors. If any nominee is unable or declines to serve, Proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate this will occur.
      The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the Annual Meeting is necessary to ratify the appointment of PricewaterhouseCoopers LLP as independent auditor (Proposal 2), to approve the Kellogg Company Senior Executive Annual Incentive Plan (Proposal 3) and to approve the Share Owner proposal (Proposal 4). Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2, 3 and 4. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”), such as Proposal 4. Shares subject to a broker “non-vote” will not be considered as present with respect to Proposal 4 and will not affect the outcome on that proposal.
Other Business
      The Company does not intend to bring any business before the meeting other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the Proxy.
Costs
      The Company pays for the preparation and mailing of the Notice of Annual Meeting and Proxy Statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding Proxy-soliciting materials to the beneficial owners of the common stock of the Company at our expense.

SECURITY OWNERSHIP
Five Percent Holders
      The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission or correspondence, beneficially owns more than five percent (5%) of the Company’s common stock.

		Percent of Class on
Beneficial Owner	Shares Beneficially Owned	January 1, 2006

W. K. Kellogg Foundation Trust(1) c/o The Bank of New York Company, Inc. One Wall Street New York, NY 10286	109,851,073 shares(2)	27.1%
George Gund III 39 Mesa Street San Francisco, CA 94129	35,691,029 shares(3)	8.8%
KeyCorp 127 Public Square Cleveland, OH 44114-1306	32,826,190 shares(4)	7.9%

(1)	The trustees of the W. K. Kellogg Foundation Trust (the “Trust”) are James M. Jenness, William C. Richardson, Shirley Bowser, and The Bank of New York. The W. K. Kellogg Foundation, a Michigan charitable corporation (the “Foundation”), is the sole beneficiary of the Trust. Under the agreement governing the Trust (the “Agreement”), at least one trustee of the Trust must be a member of the Foundation’s Board and one member of the Company’s Board must be a trustee of the Trust. The Agreement provides if a majority of the trustees of the Trust (which majority must include the corporate trustee) cannot agree on how to vote the stock of the Company, the Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Foundation has the power to approve successor trustees, and to remove any trustee of the Trust.

(2)	The Bank of New York is a trustee of the Trust and shares voting and investment power with the other three trustees with respect to the shares owned by the Trust. The Bank of New York and its subsidiaries hold 110,572,150 shares for various persons in various fiduciary capacities. The Bank of New York has sole voting power for 336,119 shares, shared voting power for 110,236,031 shares (including those shares beneficially owned by the Trust), sole investment power for 737,599 shares, and shared investment power for 109,873,466 shares (including those shares beneficially owned by the Trust).

(3)	George Gund III has sole voting power for 196,650 shares, shared voting power for 35,494,379 shares, sole investment power for 78,650 shares and shared investment power for 6,384,492 shares. Of the shares over which Mr. Gund has shared voting and investment power, 2,963,800 shares are held by a nonprofit foundation of which Mr. Gund is one of eight trustees and one of twelve members. Mr. Gund disclaims beneficial ownership as to all of these shares. Gordon Gund, a director of the Company, is a brother of George Gund III and may be deemed to share voting or investment power over the shares shown as beneficially owned by George Gund III, as to which shares Gordon Gund disclaims beneficial ownership.

(4)	KeyCorp, as trustee for certain Gund family trusts included under (3) above, as well as other trusts, has sole voting power for 3,582,698 shares, shared voting power for 15,305 shares, sole investment power for 29,321,405 shares, and shared investment power for 77,544 shares.

Officer and Director Stock Ownership
      The following table shows the number of shares of common stock of the Company beneficially owned as of January 15, 2006, by each director and nominee for director, each executive officer included in the Summary Compensation Table, and all directors, nominees, and executive officers as a group.

	Common Stock

Name	Shares Beneficially Owned(1)	Units(2)

John A. Bryant	559,831	-0-
Benjamin S. Carson, Sr.(3)	44,627	-0-
John T. Dillon(3)(4)	43,912	-0-
Claudio X. Gonzalez(3)	53,055	18,198
Gordon Gund(3)(5)	66,189	44,806
Carlos M. Gutierrez(6)	-0-	-0-
Alan F. Harris(7)	820,146	-0-
James M. Jenness(3)(8)	360,678	8,850
Dorothy A. Johnson(3)	53,384	13,477
L. Daniel Jorndt(3)	76,933	6,944
Ann McLaughlin Korologos(3)	53,199	13,710
A. D. David Mackay	1,231,802	-0-
Jeffrey W. Montie	444,004	-0-
William D. Perez(3)	42,706	2,510
William C. Richardson(3)(8)	45,319	17,080
John L. Zabriskie(3)	50,755	15,289
All directors, nominees, and executive officers as a group(9)(10)	5,121,368	140,864

(1)	Includes the following number of shares which the named persons have the right to acquire through exercise of an option, or otherwise, by March 15, 2006: Mr. Bryant, 434,110 shares; Dr. Carson, 30,000 shares; Mr. Dillon, 28,750 shares; Mr. Gonzalez, 24,999 shares; Mr. Gund, 22,577 shares; Mr. Gutierrez, 0 shares; Mr. Harris, 660,015 shares; Mr. Jenness, 304,704 shares; Ms. Johnson, 24,715 shares; Mr. Jorndt, 14,270 shares; Ms. McLaughlin Korologos, 30,000 shares; Mr. Mackay, 1,007,308 shares; Mr. Montie, 325,912 shares; Mr. Perez, 24,082 shares; Dr. Richardson, 30,000 shares; Dr. Zabriskie, 26,800 shares; and all directors, nominees, and executive officers as a group, 3,956,908 shares.

(2)	Represents the number of common stock units held under the Deferred Compensation Plan for Non-Employee Directors as of January 15, 2006. The units have no voting rights.

(3)	Includes the following number of shares held in the Company’s Grantor Trust for Non-Employee Directors which are subject to restrictions on investment: Dr. Carson, 13,327 shares; Mr. Dillon, 10,912 shares; Mr. Gonzalez, 19,895 shares; Mr. Gund, 19,789 shares; Mr. Jenness, 9,181 shares; Ms. Johnson, 12,386 shares; Mr. Jorndt, 7,553 shares; Ms. McLaughlin Korologos, 19,564 shares; Mr. Perez, 11,164 shares; Dr. Richardson, 14,919 shares; Dr. Zabriskie, 16,755 shares; and all directors as a group, 155,444 shares.

(4)	Includes 250 shares held for the benefit of a minor son, over which Mr. Dillon disclaims beneficial ownership.

(5)	Includes 10,000 shares owned by Mr. Gund’s wife. Gordon Gund disclaims beneficial ownership of the shares beneficially owned by George Gund III disclosed above under “Five Percent Holders.”

(6)	Mr. Gutierrez resigned from his positions with the Company effective February 7, 2005.

(7)	Includes 8,825 shares owned by Mr. Harris’ wife.

(8)	Does not include shares owned by the W. K. Kellogg Foundation Trust, as to which Mr. Jenness and Dr. Richardson, as trustees of the Trust, share voting and investment power or shares as to which the Trust or the Foundation have current beneficial interests.

(9)	Includes 20,740 shares owned by spouses; 2,925 shares owned by, or held for the benefit of, children, over which the applicable director, nominee, or executive officer disclaims beneficial ownership; 43,063 shares held in the

Company’s Savings and Investment Plans, which contain some restrictions on investment; and 145,129 restricted shares, which contain some restrictions on investment.

(10)	Represents approximately 1.3% of the Company’s issued and outstanding common stock.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and greater-than-10% Share Owners to file reports with the Securities and Exchange Commission (“SEC”). SEC regulations require the Company to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to the Company, we believe that all of these reporting persons timely complied with their filing requirements.
Report of the Audit Committee
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is composed of four independent (as defined by the New York Stock Exchange Listing Standards) directors, met six times in 2005, and operates under a written charter last amended by the Board of Directors in February 2006, which is posted on the Company’s website at http://investor.kelloggs.com/governance.cfm and is attached as Annex I. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of the Company’s financial statements (including reviewing financial information, the systems of internal controls, the audit process and the independence and performance of the Company’s internal and independent registered public accountants) and the Company’s compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2005 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.
      The Committee reviewed with the independent registered public accountants, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees,” No. 89, “Audit Adjustments” and No. 90 “Audit Committee Communications.”
      The Committee has discussed with the independent registered public accountants their independence from the Company and its management, including matters in the written disclosures and the letter from the independent registered public accountants required by Independent Standards Board Standard No. 1, “Independence Discussions With Audit Committees.” The Committee also has considered whether the provision by the independent registered public accountants of non-audit professional services is compatible with maintaining their independence.
      The Committee also discussed with the Company’s internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also meets privately with the independent registered public accountants, General Counsel, Corporate Controller, and Vice President of Internal Audit at each in-person meeting.
      In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC. The Committee also reappointed the Company’s independent registered public accountants for the Company’s 2006 fiscal year.

AUDIT COMMITTEE

John T. Dillon, Chairman
L. Daniel Jorndt
William D. Perez
John L. Zabriskie
Audit Fees
      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s consolidated financial statements and for reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q was approximately $5.7 million in 2005 and $5.2 million in 2004.
Audit-Related Fees
      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of the Company’s consolidated financial statements and for reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q which were not included in “Audit Fees” above was approximately $0.6 million in 2005 and $0.6 million in 2004. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.
Tax Fees
      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $2.7 million in 2005 and $3.1 million in 2004. These tax compliance, tax advice, and tax planning services generally consisted of U.S., federal, state, local, and international tax planning, compliance and advice, and expatriate and executive tax services, with over $0.6 million being spent for tax compliance in 2005 and over $1.5 million being for tax compliance in 2004.
All Other Fees
      The aggregate amount of all other fees billed to the Company by PricewaterhouseCoopers LLP for services which were rendered to the Company, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0 in both 2005 and 2004.
Preapproval Policies and Procedures
      The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent registered public accountants (and their affiliates), and shall disclose such services in the Company’s SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months, or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve. The Chairman of the Audit Committee has been delegated the authority to pre-approve or approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Company management.
      All of the services described above for 2005 and 2004 were pre-approved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.

Proposal 1.
ELECTION OF DIRECTORS
      The Amended Restated Certificate of Incorporation and the Bylaws of the Company provide that the Board of Directors shall be comprised of not less than seven and no more than fifteen directors divided into three classes as nearly equal in number as possible, and that each director shall be elected for a term of three years with the term of one class expiring each year.
      Four directors are to be reelected at the 2006 Annual Meeting to serve for a term ending at the 2009 Annual Meeting of Share Owners, and the Proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently twelve members of the Board.
      The Board of Directors recommends that the Share Owners vote “FOR” the following nominees: John T. Dillon, James M. Jenness, L. Daniel Jorndt, and William D. Perez. Each nominee was proposed for reelection by the Nominating and Governance Committee for consideration by the Board and proposal to the Share Owners.
Nominees for Election for a three-year term expiring at the 2009 Annual Meeting
JOHN T. DILLON. Mr. Dillon, age 67, has served as a director of the Company since 2000. He is Vice Chairman of Evercore Capital Partners and a Senior Managing Director of that firm’s investment activities and private equity business. He retired in October 2003 as Chairman of the Board and Chief Executive Officer of International Paper Company, a position he held since 1996, and retired as Chairman of the Business Roundtable in June 2003. He is also a director of Caterpillar Inc., E. I. du Pont de Nemours and Company, Vertis, Inc. and Specialty Products & Insulation Co.
JAMES M. JENNESS. Mr. Jenness, age 59, has been Chairman and Chief Executive Officer of the Company since February 2005 and has served as a director of the Company since 2000. He was Chief Executive Officer of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising from 1997 to December 2004. Before joining Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. He has also been a trustee of the W. K. Kellogg Foundation Trust since 2005.
L. DANIEL JORNDT. Mr. Jorndt, age 64, has served as a director of the Company since 2002. Mr. Jorndt retired in January 2003 as a director of Walgreen Co. and from his position as Chairman of the Board of Walgreen Co. He had been Chairman of the Board since 1999, was Chief Executive Officer from 1998 to 2002 and was Chief Operating Officer and President from 1990 to 1999.
WILLIAM D. PEREZ. Mr. Perez, age 58, has served as a director of the Company since 2000. He is the former President and Chief Executive Officer of NIKE, Inc. and previously was President and Chief Executive Officer of S. C. Johnson & Son, Inc.
Continuing Directors to serve until the 2007 Annual Meeting
BENJAMIN S. CARSON, SR. Dr. Carson, age 54, has served as a director of the Company since 1997. He is Professor and Director of Pediatric Neurosurgery, The Johns Hopkins Medical Institutions, a position he has held since 1984, as well as Professor of Oncology, Plastic Surgery, Pediatrics and Neurosurgery at The Johns Hopkins Medical Institutions. Dr. Carson is also a director of Costco Wholesale Corporation.
GORDON GUND. Mr. Gund, age 66, has served as a director of the Company since 1986. He is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. He is also a director of Corning Incorporated.
DOROTHY A. JOHNSON. Ms. Johnson, age 65, has served as a director of the Company since 1998. Ms. Johnson is President of the Ahlburg Company, a philanthropic consulting agency, a position she has held since February 2000, and President Emeritus of the Council of Michigan Foundations, which she led as President and Chief Executive

Officer from 1975 to 2000, and is on the Board of Directors of the Corporation for National and Community Service and AAA Michigan. She has been a member of the Board of Trustees of the W. K. Kellogg Foundation since 1980.
ANN MCLAUGHLIN KOROLOGOS. Ms. McLaughlin Korologos, age 64, has served as a director of the Company since 1989. She is currently Chairman, RAND Board of Trustees; Chairman Emeritus of The Aspen Institute, a nonprofit organization; and is a former U.S. Secretary of Labor. She is also a director of Microsoft Corporation; AMR Corporation (and its subsidiary, American Airlines); Host Marriott Corporation; Fannie Mae; and Harman International Industries, Inc.
Continuing Directors to serve until the 2008 Annual Meeting
CLAUDIO X. GONZALEZ. Mr. Gonzalez, age 71, has served as a director of the Company since 1990. He has been Chairman of the Board and Chief Executive Officer of Kimberly-Clark de Mexico, S.A. de C.V., a producer of consumer disposable tissue products and writing and other papers, since 1973. He is also a director of Kimberly-Clark Corporation; General Electric Company; The Home Depot; Investment Co. of America; Grupo ALFA; Grupo Mexico; Grupo Carso; Grupo Televisa; America Movil; and The Mexico Fund.
A. D. DAVID MACKAY. Mr. Mackay, age 50, has served as a director of the Company since February 2005. He is President and Chief Operating Officer of the Company. Mr. Mackay joined Kellogg Australia in 1985 and held several positions with Kellogg USA, Kellogg Australia and Kellogg New Zealand before leaving the Company in 1992. He rejoined Kellogg Australia in 1998 as managing director and was appointed managing director of Kellogg United Kingdom and Republic of Ireland later in 1998. He was named Senior Vice President and President, Kellogg USA in July 2000, Executive Vice President in November 2000, and President and Chief Operating Officer in September 2003. He is also a director of Fortune Brands, Inc.
WILLIAM C. RICHARDSON. Dr. Richardson, age 65, has served as a director of the Company since 1996. He is President Emeritus, former President and Chief Executive Officer and a member of the Board of Trustees of the W. K. Kellogg Foundation. He is also a trustee of the W. K. Kellogg Foundation Trust. He is also a director of CSX Corporation, The Bank of New York Company, Inc. and the Exelon Corporation.
JOHN L. ZABRISKIE. Dr. Zabriskie, age 66, has served as a director of the Company since 1995. He is also co-founder and Director of PureTech Ventures, LLC, a firm that co-founds life science companies. In 2001, he became Chairman of the Board of Directors of MacroChem Corporation. In 1999, he retired as Chief Executive Officer of NEN Life Science Products, Inc., a position he had held since 1997. From November 1995 to January 1997, Dr. Zabriskie served as President and Chief Executive Officer of Pharmacia & Upjohn, Inc. Dr. Zabriskie is also a director of the following public companies: Array Biopharma, Inc; and MacroChem Corporation; and the following privately-held companies: Protein Forest, Inc.; Puretech Ventures, L.L.C., ARCA Discovery and Cellicon Biotechnologies.
ABOUT THE BOARD OF DIRECTORS
      The Board of Directors has the following standing committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Governance Committee, Finance Committee, Consumer Marketing Committee, and Social Responsibility Committee.
      The Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions. The Executive Committee did not meet in 2005. The members of the Executive Committee currently are Mr. Jenness, Chair, Dr. Carson, Mr. Dillon, Mr. Gund, Mr. Perez, Dr. Richardson, and Dr. Zabriskie.
      The Audit Committee assists the Board in monitoring the integrity of the Company’s financial statements, the independence and performance of the Company’s independent registered public accountants, the performance of the Company’s internal audit function and independent registered public accountants, and the compliance by the Company with legal and regulatory requirements. The Audit Committee, or its Chairman, also pre-approves all audit, internal control-related and permitted non-audit engagements and services by the independent registered public accountants and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from, Company management and the independent registered public accountants. The Committee also has the sole authority to appoint or replace the independent registered public accountants, which directly report into the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accountants. It met six times in 2005.

      The members of the Audit Committee currently are Mr. Dillon, Chair, Mr. Jorndt, Mr. Perez, and Dr. Zabriskie. Each member of the Audit Committee has been determined by the Board of Directors to be an “audit committee financial expert” (as that term is defined in paragraph (h) of Item 401 of SEC Regulation S-K). Each member had experience actively supervising a principal financial officer and/or principal accounting officer. Each of the Committee members meets the independence requirements of the New York Stock Exchange.
      The Compensation Committee, among other responsibilities, reviews and makes recommendations for the compensation of senior management personnel and monitors overall compensation for senior executives; reviews and recommends, subject to approval by the independent members of the Board, the corporate goals and objectives and compensation of the Chief Executive Officer; has sole authority to retain or terminate any compensation consultant used to evaluate senior executive compensation; oversees and administers employee benefit plans to the extent provided in those plans; and reviews trends in management compensation. It met four times in 2005. The members of the Compensation Committee currently are Dr. Zabriskie, Chair, Mr. Gonzalez, Mr. Gund, Mr. Jorndt, Ms. McLaughlin Korologos, and Dr. Richardson. Each of the Committee members meets the independence requirements of the New York Stock Exchange.
      The Nominating and Governance Committee, among other responsibilities, assists the Board by identifying and reviewing the qualifications of candidates for Directors and in determining the criteria for new Directors; recommends nominees for Director to the Board; recommends committee chairs and members and changes in the Corporate Governance Guidelines to the Board; monitors the performance of Directors and conducts performance evaluations of each Director before being re-nominated to the Board; administers the annual evaluation of the Board; provides annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance; considers and, if appropriate, approves waivers to Codes of Conduct and Ethics for directors and senior officers, respectively, and the Corporate Governance Guidelines makes a report on succession planning at least annually; provides an annual review of the independence of Directors to the Board; and reviews Director compensation annually and recommends any changes to the Board. The Chairman of this Committee, as Lead Director, also presides at executive sessions of the Board. It met four times in 2005. The members of the Nominating and Governance Committee are Mr. Gund, Chair, Dr. Carson, Mr. Gonzalez, Ms. McLaughlin Korologos, and Dr. Zabriskie. Each of the Committee members meets the independence requirements of the New York Stock Exchange.
      The Finance Committee reviews matters regarding the financial and capital structure of the Company, borrowing commitments, and other significant financial matters. It met three times in 2005. The members of the Finance Committee are Dr. Richardson, Chair, Mr. Dillon, Mr. Gonzalez, Mr. Gund, and Ms. Johnson.
      The Social Responsibility Committee reviews the manner in which the Company discharges its social responsibilities and recommends to the Board policies, programs, and practices it deems appropriate to enable the Company to carry out and discharge fully its social responsibilities. It met two times in 2005. The members of the Social Responsibility Committee are Dr. Carson, Chair, Ms. Johnson, Ms. McLaughlin Korologos, and Dr. Richardson.
      The Consumer Marketing Committee reviews matters regarding the Company’s marketing activities, including strategies, programs, spending, and execution quality. It met two times in 2005. The members of the Consumer Marketing Committee are Mr. Perez, Chair, Mr. Gonzalez, Mr. Gund, Ms. Johnson, Mr. Jorndt, Ms. McLaughlin Korologos, and Dr. Richardson.
      The Board held eleven meetings in 2005. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the directors were members during 2005.
      Under Corporate Governance Guidelines adopted by the Board:

•	a majority of the directors, and all of the members of the Audit, Compensation, and Nominating and Governance Committees, are required to meet the independence requirements of the New York Stock Exchange;

•	one of the directors (usually the Chair of the Nominating and Governance Committee, unless otherwise determined by the Board) is to be designated a Lead Director, who shall approve proposed meeting agendas and schedules, may call executive sessions of the non-management Directors and shall establish a method for Share Owners and other interested parties to use in communicating their concerns;

•	the Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting the Company in advance;

•	non-management directors will meet in executive sessions at least three times annually;

•	the Board and Board committees will conduct annual self-evaluations;

•	the independent members of the Board will conduct an annual review of the CEO’s performance in executive session and determine the CEO’s compensation;

•	any officer of the Company who is a director shall resign from the Board when such individual ceases to be employed by the Company;

•	other directors who change their principal responsibility or occupation from that held when they were elected shall volunteer to resign from the Board for its consideration, although these directors would not necessarily leave the Board in every instance;

•	directors shall have free access to officers and employees of the Company;

•	all new directors shall participate in the Company’s orientation program;

•	no director may be nominated for a new term if he or she would be seventy-two or older at the time of election;

•	no director shall serve as a director, officer, or employee of a competitor; and

•	all directors are expected to comply with stock ownership guidelines for directors, under which they are generally expected to hold at least five times their annual retainer in stock and stock equivalents, subject to a phase-in period.
      The Board has determined that all current directors (other than Messrs. Jenness and Mackay) are independent based on the following standards: (a) no entity (other than a charitable entity) of which a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, the Company and its subsidiaries in any of the 2005, 2004, or 2003 fiscal years in excess of the greater of (i) $1 million or (ii) two percent of that entity’s annual consolidated gross revenues; (b) no Director, or any immediate family member employed as an executive officer of the Company or its subsidiaries, received in any twelve month period within the last three years more than $100,000 per year in direct compensation from the Company or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) the Company did not employ a Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no Director was currently employed by the present or former independent or internal auditor of the Company (“Auditor”), no immediate family member of a Director was a current partner of the Auditor, no Director or immediate family member was an employee of the Auditor who personally worked on the Company’s audit during the past three years and no immediate family member of a Director was a current employee of the Auditor and participated in the Auditor’s audit, assurance or tax compliance practice; (e) no Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer served on the compensation committee of such company; and (f) no other material relationship exists between any Director and the Company or its subsidiaries.
      In connection with its independence determinations, the Board noted that the Company entered into two agreements with the W.K. Kellogg Foundation Trust (the “Trust”), one dated as of November 8, 2005 (the “2005 Agreement”) and one dated as of February 16, 2006 (the “2006 Agreement” and together with the 2005 Agreement, “the Agreements”) under which the Company would repurchase a total of 22,156,318 shares of the Company’s common stock from the Trust for an aggregate cash purchase price of $950 million (collectively, the “Trust Transactions”). The Company also agreed in the 2005 Agreement to provide the Trust with certain registration rights with respect to additional shares of common stock owned by the Trust, subject to a right to repurchase those shares granted by the Trust to the Company; the 2006 Agreement extinguished those rights. William C. Richardson, a director of the Company, is a trustee of the Trust and the President Emeritus of the W.K. Kellogg Foundation (the “Foundation”), a charitable foundation that is the sole beneficiary of the Trust, and until January, 2006, was the president and chief executive officer of the Trust. Under the Trust’s governing instrument, at least one member of the Company’s Board must be a trustee of the Trust.

      In connection with, and following the Company’s execution of the Agreements, the Board determined that Dr. Richardson continued to qualify as independent under the NYSE listing standards, and that the Agreements and the Trust Transactions were not material for these purposes. In reaching this conclusion, the Board took into account: that the Agreements and the Trust Transactions contemplated thereby were each negotiated on an arms’-length basis and, on behalf of the Company, by either a special committee of the Board comprised of two independent directors unaffiliated with the Trust and the Foundation (in the case of the 2005 Agreement) or the full Board (with directors who are affiliated with the Trust or Foundation not participating in the deliberations or approval) (in the case of the 2006 Agreement); that Dr. Richardson did not participate in any of the Board or special committee deliberations regarding either Agreement or the Trust Transactions; that the price of the shares sold in the Trust Transactions was based on a discount to market; that the Trust Transactions were with respect to a total of approximately 5% of the Company’s outstanding shares and that completion of the Trust Transactions would result in the Trust’s ownership of the Company’s outstanding common stock being reduced from approximately 29% to approximately 25%; that Dr. Richardson is not a beneficiary of the Trust or of the Foundation; that Dr. Richardson’s compensation in respect of his service to the Trust and the Foundation has not been and is in no way related to the Trust Transactions; and that Dr. Richardson did not and will not receive, directly or indirectly, any of the proceeds of, or other interest in, the Trust Transactions.
Non-Employee Director Compensation and Benefits
      Each non-employee director currently receives: (1) an annual retainer fee of $70,000; (2) $10,000 if he or she served as Chairman of the Audit or Compensation Committee; (3) $5,000 if he or she served as Chairman of another committee; (4) $2,000 for each Audit Committee meeting attended; (5) $1,500 for each other committee meeting attended (other than executive committee meetings held on the same day as a regular Board meeting); and (6) reimbursement for all expenses incurred in attending such meetings. Non-employee directors receive no separate fees for attending Board meetings, and directors who are employees receive no fees for attending Board or Board committee meetings.
      Under the Non-Employee Director Stock Plan approved by Share Owners, each eligible non-employee director annually is granted options to purchase 5,000 shares of common stock, which are for ten-year terms and generally become exercisable six months after grant. Each eligible non-employee director is also annually awarded 1,700 shares of common stock, which are placed in the Kellogg Company Grantor Trust for Non-Employee Directors (the “Grantor Trust”). Under the terms of the Grantor Trust, shares are available to a director only upon termination of service on the Board.
      Under the Deferred Compensation Plan for Non-Employee Directors, non-employee directors may each year irrevocably elect to defer all or a portion of their cash compensation payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of the Company’s common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating director. A participant’s account balance is paid in cash or shares of the Company’s common stock upon termination of service as a director, over a period from one to ten years at the election of the director and, if paid in cash, the unpaid account balance accrues interest annually at the prime rate in effect when the termination of service occurred.
      The Company maintains Director and Officer Liability Insurance, individually insuring the directors and officers of the Company against losses that they become legally obligated to pay resulting from their actions while performing duties on behalf of the Company. The Company also maintains travel accident insurance for each director.
      Prior to December 1995, the Company had a Director’s Charitable Awards Program in which each director could name up to four organizations to which the Company would contribute an aggregate of $1 million upon the death of the director. In 1995, the Board voted to discontinue this program for directors first elected after December 1995.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table provides information for the last three years concerning the compensation of the Company’s current and previous Chief Executive Officer and its four other most highly compensated executive officers.

					Long-Term Compensation
		Annual Compensation
					Restricted	Securities	Long-Term
				Other Annual	Stock	Underlying	Incentive	All Other
		Salary	Bonus	Compensation	Awards	Options	Plan Payouts	Compensation
Name and Principal	Year	($)	($)	($)(1)	($)(2)	(#)(3)	($)(4)	($)(5)

James M. Jenness	2005	$928,846	$2,252,250	—	$1,000,000	425,000	$-0-	$38,236
Chairman of the Board and Chief Executive Officer(6)
Carlos M. Gutierrez	2005	260,421	-0-	—	-0-	-0-	-0-	108,205
Former Chairman	2004	1,048,969	2,433,000	80,000	-0-	1,359,100	500,000	113,579
of the Board and	2003	1,004,808	1,685,600	—	-0-	844,782	4,586,000	117,036
Chief Executive Officer(7)
A. D. David Mackay	2005	849,380	1,623,300	—	-0-	424,742	444,000	96,949
President and	2004	769,219	1,397,400	—	-0-	433,884	500,000	64,690
Chief Operating	2003	657,757	775,000	—	-0-	176,798	1,207,600	64,682
Officer
Alan F. Harris	2005	593,160	897,500	—	-0-	317,055	314,500	67,829
Executive Vice	2004	573,581	741,800	—	-0-	271,682	500,000	68,879
President	2003	554,981	840,800	—	335,650	195,662	914,400	50,104
Jeffrey W. Montie	2005	555,942	848,200	—	1,079,049	222,340	185,000	96,899
Executive Vice	2004	504,616	706,300	—	-0-	162,479	469,600	64,141
President	2003	443,272	572,900	—	671,300	63,637	568,600	44,655
John A. Bryant	2005	531,995	742,000	—	980,172	215,093	277,500	98,785
Executive Vice	2004	486,477	692,400	—	-0-	179,359	500,000	68,925
President	2003	399,462	587,400	—	839,125	134,992	713,400	39,399

(1)	Consists of $80,000 of incremental costs for the personal use of Company aircraft by the former Chairman of the Board and Chief Executive Officer during 2004, with the majority of those flights (and costs) being related to his appointment in 2005 as the U.S. Secretary of Commerce. Pursuant to a policy previously adopted by the Board, the Chairman of the Board and Chief Executive Officer is generally required, when practical, to use Company aircraft for personal and business travel for security and convenience reasons and to pay tax on the imputed costs of a first class ticket (without any tax gross-up being provided by the Company) when used for personal travel. Other than Mr. Gutierrez in 2004, the Other Annual Compensation for all the named individuals was less than $50,000 in 2005, 2004 and 2003.

(2)	Mr. Jenness received a grant of 22,429 shares of restricted stock in February, 2005 pursuant to the agreement with the Company described in “Employment and Change in Control Agreements” below, when he first was employed by the Company. This award is valued at approximately $969,382 based on the $43.22 closing price of the Kellogg Company common stock on December 30, 2005. Messrs. Montie and Bryant received grants of 25,100 and 22,800 shares of restricted stock, respectively, in March, 2005. These awards are valued at approximately $1,084,822 and $985,416, respectively, based on the $43.22 closing price of the Kellogg Company common stock on December 30, 2005. In addition, Messrs. Harris, Montie and Bryant were awarded 10,000, 20,000, and 25,000 shares, respectively, of restricted stock in September 2003 under the Company’s 2001 Long-Term Incentive Plan. These awards are valued at approximately $432,200, $864,400, and $1,080,000, respectively, based on the $43.22 closing price of Kellogg Company common stock on December 30, 2005. Dividends are paid on awards of restricted stock.

(3)	All the options granted before 2004 contained an accelerated ownership option feature (“AOF”), including the AOF options described below. Under the terms of the original option grant, an AOF option is generally received when Company stock is used to pay the exercise price of a stock option and related taxes. The holder of the option receives an AOF option for the number of shares so used. For AOF options, the expiration date is the same as the original option, and the option price is the fair market value of the Company’s stock on the date the AOF option is granted. During 2005, 2004 and 2003, respectively, Messrs. Jenness, Gutierrez, Mackay, Harris, Montie, and Bryant received the following amounts of AOF options included in the Summary Compensation Table from their surrender of Kellogg Company stock to exercise an option: Mr; Jenness, 36,900, 0 and 0; Mr. Gutierrez, 0, 606,600 and 384,782; Mr. Mackay, 273,742, 171,884 and 60,698; Mr. Harris, 260,155, 161,682, and 99,462; Mr. Montie, 116,340, 52,479 and 7,537; and Mr. Bryant, 120,093, 53,859 and 19,992.

(4)	The Long-Term Incentive Payments for 2005 were payments under a three-year 2003-2005 Executive Performance Plan. Under the Plan, the Committee approved three levels of performance for the achievement of multi-year gross margin improvement targets (with interpolation if the results were between those levels). No awards were to be paid for performance below threshold. Participants were to receive 100% of their targeted award for performance at budget and 200% of their targeted award for performance at maximum. Payments for 2005 equal 74% of participants’ targeted awards under the Plan.

(5)	The amounts represent Company-paid life insurance premiums (in the amount of $6,961 for Mr. Jenness, $489 for Mr. Gutierrez, $3,077 for Mr. Mackay, $2,318 for Mr. Harris, $898 for Mr. Bryant and $941 for Mr. Montie), dividends on unvested restricted stock (in the amount of $23,775 for Mr. Jenness, $10,600 for Mr. Harris, $44,491 for Mr. Bryant and $41,468 for Mr. Montie), Company-matching contributions to the Kellogg Company Salaried and Supplemental Savings and Investment Plans (in the amount of $0 for Mr. Jenness, $107,716 for Mr. Gutierrez, $89,871 for Mr. Mackay, $53,398 for Mr. Harris, $48,975 for Mr. Bryant and $50,489 for Mr. Montie) and financial planning reimbursement (in the amount of $7,500 for Mr. Jenness, $4,000 for Mr. Mackay, $1,513 for Mr. Harris, and $4,000 for each of Mr. Montie and Mr. Bryant). In addition, subsequent to leaving the Company on February 7, 2005, Mr. Gutierrez received his account balance of $1,287,736.04 from the Kellogg Company Supplemental Savings and Investment Plan, as required by the terms of the Plan.

(6)	Mr. Jenness became the Chairman of the Board and Chief Executive Officer of the Company on February 7, 2005. 5,000 of the options shown were automatically granted to him at the end of January, 2005, under the Non-Employee Director Stock Plan, before he became an officer of the Company.

(7)	Mr. Gutierrez ceased serving as Chairman of the Board, Chief Executive Officer and Director on February 7, 2005.
Employment and Change in Control Agreements
      The named executive officers have agreements with the Company, which become operative only if a “change of control” (as defined therein) of the Company occurs. The agreements provide that, during the three-year period after a change of control, the officers are entitled to receive a monthly base salary at least equal to the highest monthly salary earned during the twelve months before the agreements became operative, as well as annual bonuses at least equal to the highest annual bonus received during the three years before the agreements became operative. The agreements also provide for their continued participation in benefit plans during the three-year period, with those plans to generally be no less favorable, in the aggregate, than those in effect during the one hundred twenty day period before the agreements became operative.
      In addition, if during the three-year period, any of such executive officers terminates his or her employment for “good reason” (as defined), or if the Company terminates his or her employment for reasons other than “cause” or “disability,” he or she will generally be entitled to receive, within thirty days after termination: (a) any unpaid salary through the date of termination, as well as a pro-rata bonus for the year of termination at target or, if higher, the bonus amount described below (the “Bonus Amount”); (b) three times the sum of his or her annual base salary and the Bonus Amount; and (c) the actuarial equivalent of the benefit that he or she would have received for three years of additional participation under the Company’s retirement plans (“Actuarial Equivalent”). The bonus amounts used to determine the amounts described in clauses (a) and (b) above are both equal to the higher of (1) the highest annual bonus earned for the three most recent years ended before the agreement became operative and (2) the most recent bonus (if any) earned for a year ended after the agreement became operative. A terminated executive officer would also continue to participate in the Company’s welfare benefit plans for three years after termination, would be eligible for continued vesting of his or her equity awards during this three-year period, and would receive outplacement benefits.
      In addition, under these agreements, the Company would be obligated to pay each such executive officer a “gross up” payment to make him or her whole for any federal excise taxes on “excess parachute payments” owed on such severance payments and benefits or any other payments and benefits from the Company.
      Under the Kellogg Company Severance Benefit Plan, which was adopted in 2002, regular non-union U.S. employees (with some exceptions) may be eligible to receive designated severance pay benefits, which vary by pay grades and years of service (subject to minimums and maximums), if their employment is terminated for specified reasons, so long as specified conditions are met. The named executive officers (except for the Chief Executive Officer) would generally be entitled to receive two years of base pay and target bonus under this Plan, unless an agreement provides for a different amount. Specified medical, dental, and insurance benefits would also be provided (subject to plan provisions, including the payment of premiums) during this payment period. The amount to be provided to the Chief Executive Officer would be determined by the Board of Directors.
      Mr. Jenness has an agreement with the Company which provided that his starting base salary in 2005 would be $1,050,000 per year (the 50th percentile of the peer group) and that he would participate in the Kellogg Company Senior Executive Annual Incentive Plan (the “AIP”) and the Company’s long-term incentive program (the “LTIP”), with his target award for 2005 under the AIP being 115% of base salary, and his 2005 LTIP target award to be established by the Compensation Committee at between $5,000,000 — $6,000,000 (the 50th percentile of the peer group), with 70% of that value to be reflected in a stock option award, and the remaining 30% to represent the target amount of his Executive Performance Plan (the “EPP”) award for the period 2005-2007. It also provided that he received a restricted stock grant on the first day of his employment as CEO, having an aggregate value of $1,000,000, which would vest on the third anniversary of the grant date, if he is then still employed, and would vest on a pro-rata basis if his employment is previously terminated by the Company without cause or by him for good reason. It also provided that he would receive other benefits provided by the Company to its executives and employees generally, and would be reimbursed in some instances for any loss that he may suffer upon the sale of the residence purchased in the Battle Creek area following his departure from the Company. Under the agreement, Mr. Jenness will also receive a pension under the Kellogg Company Key Executive Benefits Plan to the extent necessary to ensure that if his employment with the Company terminates before he has completed five years of service and attained age 62, either (1) after he has completed three years of service or (2) by him for good reason, he will receive an aggregate pension benefit equal to the benefit he would have received under the Company’s pension plans if he had attained age 62 with 5 years of service (although the amount of the accrued pension benefit will be determined based on his actual years of service and his actual compensation during employment) and that he will receive retiree medical benefits for himself and his eligible dependents in accordance with the Company’s plans, or the cash equivalent thereof, as reasonably determined by the Company. Finally, if Mr. Jenness’s employment is terminated by the Company without cause or by him for good reason, other than under circumstances covered by the Change of Control Policy, the agreement provides he will be entitled to receive severance in an amount determined by the Board, but in no event less than two times the amount of his then-current base salary and target bonus, conditioned upon his signing and not revoking a form of separation agreement furnished by the Company, which would include an agreement not to compete and a release of claims.
      In order for Mr. Jenness to have been available to serve as the CEO if and when Mr. Gutierrez was sworn in as Secretary of Commerce, Mr. Jenness agreed to resign from his employment as Chief Executive Officer of Integrated Merchandising Systems, LLC (“IMS”) and forfeit significant financial and other benefits well before Mr. Gutierrez’s confirmation hearings had occurred. In recognition of that, as well as the significant preparatory work he undertook, the Company paid Mr. Jenness $2,215,000 in late December, 2004, as compensation.
      In addition to the benefits described above, on July 27, 2000, Mr. Jenness, as a director, received a non-qualified stock option which allowed him to purchase 100,000 shares of the Company’s common stock at $27 per share, the fair market price of the stock on July 27, 2000. This option contains the AOF provisions described in footnote (3) of the Summary Compensation Table.
      Mr. Mackay has an agreement with the Company which provides that he will be granted an additional six years of service credit and vesting service so that he will be eligible to retire under certain of the Company’s benefit plans, and would be entitled to receive benefits under the Kellogg Company Severance Benefit Plan described above. The agreement also provides that, if his employment were terminated by the Company for any reason (except for “cause,” as defined) prior to December 31, 2008, he would be entitled to be relocation back to Australia, including reimbursement for the loss on the sale of a residence. The agreement also contains a release and two-year non-compete and non-solicitation provisions.
      Mr. Harris has an agreement with the Company, which, as amended, provides for an annual base salary of $560,500 per year (subject to standard periodic reviews) and participation in employee benefit plans that are generally made available to employees of Mr. Harris’ level. It also provides that he will be granted an additional three-and-one-half years of pension service credit and vesting service so that he would be eligible to retire under certain of the Company’s benefit plans, and would be entitled to receive benefits under the Kellogg Company Severance Benefit Plan described above if his employment is terminated for any reason other than “cause” (as defined). The agreement also contains a release and two-year non-compete and non-solicitation provisions.
      Finally, in late December 2004, the Company entered into a Separation Agreement with Carlos M. Gutierrez, the former Chairman of the Board and Chief Executive Officer of the Company. Under the terms of that Separation Agreement, Mr. Gutierrez will receive pension benefits under the Company’s Salaried Pension Plan and Supplemental Retirement Plan (collectively, the “Company Pension Plans”) and the Separation Agreement. Under the Company Pension Plans, Mr. Gutierrez’s annual pension benefits will be based on his average annual compensation (salary and bonus) for the three consecutive years during his last ten years of employment which produces the greatest average of the specified compensation, as reduced by Social Security benefits. Under the Company Pension Plan, these benefits would have been discounted because at the time of his departure, he worked for the Company for more than 29 but less than 30 years, and because he had not yet reached age 55. Under the Separation Agreement, however, Mr. Gutierrez will receive additional payments in amounts sufficient to bring his pension benefit to the amount that would be payable if this discounting did not apply, but assuming he retired from the Company at age 55 after having served with the Company for 30 years.
      Also under the terms of the Separation Agreement, Mr. Gutierrez received, in February, 2005, in cash, amounts payable under the 2004 annual incentive plan and the three-year 2002-2004 Executive Performance Plan in accordance with the terms of those plans as applicable to Mr. Gutierrez and the other participants therein, based on actual performance during the relevant performance periods. Finally, the Separation Agreement waived the forfeiture of options on 606,250 shares that were scheduled to vest approximately two weeks after ceasing to be employed by the Company and allowed him to exercise those options for up to 90 days following his termination of employment.
      The Company provides coverage under its Executive Survivor Income Plan (“ESIP”) to employees above certain pay levels, including the named executive officers. The beneficiary of a covered employee who dies while employed by the Company will receive two or three times the employee’s annual base salary and bonus (“compensation”) under the ESIP. In addition, the beneficiary of some current covered employees who die after they retire from the Company will receive under the ESIP one times the employee’s compensation. The beneficiaries of the named executive officers will receive three times the executive officer’s compensation if they die while employed by the Company. The beneficiaries of Mr. Mackay and Mr. Harris will receive one times their compensation if they die after they retire from the Company. The actuarial cost of providing the ESIP benefit during 2005 for the named executive officers was: Mr. Jenness, $27,942; Mr. Mackay, $81,772; Mr. Harris, $54,616; Mr. Montie, $7,852 and Mr. Bryant, $4,652. Mr. Gutierrez resigned from the Company in 2005 and was not eligible to receive a benefit under the ESIP.

Option Grants in Last Fiscal Year
      The following table provides information regarding stock options granted during 2005 to the persons named in the Summary Compensation Table.

	Individual Grants

	Number of		% of Total
	Securities		Options
	Underlying		Granted to			Grant Date
	Options		Employees In	Exercise		Present
	Granted		Fiscal	Price	Expiration	Value
Name	(#)(1)		Year (%)	($/Share)	Date	($)(4)

J. M. Jenness	383,100		8.0%	$44.040	2/18/15	$2,815,800
	5,000	(3)	0.1	44.980	1/31/15	36,800
	15,521	(2)	0.3	44.280	7/27/10	114,100
	21,379	(2)	0.4	45.030	7/27/10	157,100
C. M. Gutierrez	-0-		—	—	—	—
A. D. D. Mackay	151,000		3.2	44.040	2/8/15	1,109,900
	55,644	(2)	1.2	45.230	3/26/11	409,000
	63,361	(2)	1.3	45.230	2/16/11	465,700
	25,192	(2)	0.5	44.230	2/16/11	185,200
	94,286	(2)	2.0	44.230	2/21/13	693,000
	18,996	(2)	0.4	44.230	8/1/10	139,600
	16,263	(2)	0.3	44.230	8/1/10	119,500
A. F. Harris	56,900		1.2	44.040	2/18/15	418,200
	37,201	(2)	0.8	45.330	1/4/09	273,400
	38,592	(2)	0.8	45.330	2/21/13	283,700
	40,854	(2)	0.9	45.330	2/22/12	300,300
	67,290	(2)	1.4	44.475	2/22/12	494,600
	2,074	(2)	0.0	44.475	3/14/07	15,200
	44,610	(2)	0.9	44.475	2/16/11	327,900
	2,920	(2)	0.1	44.475	1/31/10	21,500
	19,188	(2)	0.4	44.475	3/14/07	141,000
	7,426	(2)	0.2	44.475	3/14/07	54,600
J. W. Montie	106,000		2.2	44.040	2/18/15	779,100
	8,409	(2)	0.2	44.390	2/22/12	61,800
	4,255	(2)	0.1	44.390	3/15/06	31,300
	11,919	(2)	0.2	44.390	1/4/09	87,600
	2,854	(2)	0.1	44.390	1/31/10	21,000
	22,740	(2)	0.5	44.390	2/21/13	167,100
	1,565	(2)	0.0	45.620	1/31/10	11,500
	1,076	(2)	0.0	45.620	1/31/10	7,900
	170	(2)	0.0	45.620	3/14/07	1,200
	11,009	(2)	0.2	45.620	1/31/10	80,900
	52,343	(2)	1.1	45.620	2/22/12	384,700
J. A. Bryant	95,000		2.0	44.040	2/18/05	698,300
	50,317	(2)	1.1	45.480	2/21/13	369,800
	5,422	(2)	0.1	44.520	2/21/13	39,900
	4,043	(2)	0.1	44.520	1/31/10	29,700
	2,618	(2)	0.1	44.520	1/31/10	19,200
	3,952	(2)	0.1	44.520	2/16/11	29,000
	10,597	(2)	0.2	44.520	2/16/11	77,900
	8,686	(2)	0.2	44.520	1/4/09	63,800
	34,458	(2)	0.7	44.520	2/22/12	253,300

(1)	These stock options were granted under the Kellogg Company 2003 Long-Term Incentive Plan. The options have an exercise price equal to the fair market value of the common stock on the date of grant, generally expire ten years and one day after grant (if non-qualified options), and generally include (a) the right to pay the exercise price in cash or, subject to approval, with shares of stock previously acquired by the optionee; and (b) the right to have shares of stock withheld by the Company to pay tax withholding obligations due in connection with the exercise. The options generally vest as follows: 50% of the options granted vest one year after the date of grant and 50% vest two years after the date of grant.

(2)	These are AOF options, which are described in footnote (3) of the Summary Compensation Table.

(3)	Mr. Jenness received this option under the Non-Employee Director Stock Plan in January, 2005, before he became an employee of the Company.

(4)	Grant date present value is determined using a binomial model. The model makes assumptions about future variables, so the actual value of the options may be greater or less than the values stated in the table. For options granted in 2005, the calculations are based on a weighted average that assumes a dividend yield of 2.40%, volatility of 22.0%, a risk-free rate of return of 3.81%, and an average expected term of 3.42 years. Optionees may decide to exercise their options either earlier or later than this assumed period, resulting in different values from those shown in the table. No downward adjustments were made to the resulting grant date option value to account for potential forfeiture of these options.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table provides information regarding the pretax value realized from the exercise of stock options during 2005 and the value of in-the-money options held at December 30, 2005, by the persons named in the Summary Compensation Table.

			Number of Shares Underlying		Value of Unexercised,
			Unexercised Options at		In-the-Money Options at
	Shares		Fiscal Year-End (#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

J. M. Jenness	48,026	$850,899	113,154	383,100	$935,715	$0
C. M. Gutierrez(2)	2,228,552	16,978,843	-0-	-0-	-0-	-0-
A. D. D. Mackay	346,568	5,509,723	800,808	282,000	2,481,482	562,645
A. F. Harris	301,124	3,113,224	576,565	111,900	492,230	236,225
J. W. Montie	135,300	1,444,044	217,912	161,000	280,748	236,225
J. A. Bryant	144,300	1,822,562	323,860	157,750	999,452	269,511

(1)	Based on the $43.22 per share closing price of Kellogg Company common stock on December 30, 2005, the last business day in the Company’s fiscal year.

(2)	Under the Separation Agreement with Mr. Gutierrez described above under “Employment and Change in Control Agreements”, one-half of an option grant in 2004 could be exercised for up to ninety days after Mr. Gutierrez ceased being an employee of the Company. All other options held by Mr. Gutierrez were required to be exercised before Mr. Gutierrez ceased being an employee of the Company.

Long-Term Incentive Plans-Awards in Last Fiscal Year
      The following table provides information regarding performance units granted during 2005 to the persons named in the Summary Compensation Table.

			Estimated Future Payouts
		Performance or	Under Non-Stock Price-Based Plans
	Number of Shares,	Other Period
	Units or Maximum	Until Maturation	Threshold	Target	Maximum
Name	Other Rights(#)(1)	or Payout($)(2)	($)(3)	($)	($)

J. M. Jenness	50,400	3 years	0	$2,185,344	$4,370,688
C. M. Gutierrez	-0-	—	—	—	—
A. D. D. Mackay	19,900	3 years	0	862,864	1,725,728
A. F. Harris	7,500	3 years	0	325,200	650,400
J. W. Montie	13,800	3 years	0	598,368	1,196,736
J. A. Bryant	12,400	3 years	0	537,664	1,075,328

(1)	Awards were made in February 2005 under the 2005-2007 Executive Performance Plan adopted under the 2003 Long-Term Incentive Plan of the Company for the achievement of net sales growth targets for a three-year period ending on December 31, 2007. The award represents the right to receive a number of shares of the Company’s common stock, before withholding taxes, on the vesting date if the performance objectives are achieved. Awards are generally paid in shares, except for amounts withheld by the Company for minimum statutory withholding requirements.

(2)	The awards will be earned and vest in February 2008 according to the terms of the Plan and relevant documents. The 2003 Long-Term Incentive Plan contains a “change of control” provision.

(3)	No awards are earned unless the minimum threshold is attained.
Kellogg Company Retirement Plans
      Retirement benefits under the Kellogg Company Salaried Pension Plan (the “Pension Plan”), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”), are payable to salaried and certain hourly and union employees who have vested upon retirement at age 65 or in reduced amounts upon earlier retirement prior to age 65 in accordance with the Pension Plan. Benefits are based upon years of credited service and average annual compensation (salary and bonus). With respect to certain grandfathered participants (which includes Messrs. Gutierrez, Mackay, Harris and Montie in the Summary Compensation Table), average annual compensation is the three consecutive years during the last ten years of employment producing the greatest annual average. For non-grandfathered participants (which includes Mr. Jenness and Mr. Bryant), average annual compensation is the five consecutive years during the last ten years of employment producing the greatest annual average. Benefits for certain hourly and union participants are calculated based on years of credited service and a dollar multiplier. Benefits are reduced by a portion of the retiree’s Social Security-covered compensation and by certain amounts accrued pursuant to a previous profit-sharing plan. The Company also maintains a Supplemental Retirement Plan and an Excess Benefit Retirement Plan that provide for payment of an additional benefit to all participants in the Pension Plan equal to the benefits that would have been payable under the Pension Plan but for certain limitations imposed by the Code. Estimated annual benefits payable upon retirement to persons of the specified compensation and years of credited service classifications, as reduced by Social Security benefits (assuming their present levels), are as shown in the following table. Such amounts assume payments in the form of a straight life annuity which begin at full retirement and include the payment of benefits under the Company’s Supplemental Retirement Plan and Excess Benefit Retirement Plan.
      At January 1, 2006, the credited years of service under the Pension Plan, Supplemental Retirement Plan and Excess Benefit Retirement Plan for the executive officers named in the Summary Compensation Table, including credited years of services for which the Company is now obligated under the “Employment and Change of Control Agreements” provided above, were as follows: Mr. Gutierrez, 30 years; Mr. Jenness, 1 year; Mr. Mackay, 20 years;

Mr. Harris, 25 years; Mr. Montie, 18 years; and Mr. Bryant, 8 years. The compensation covered by the Pension Plan is equal to the amounts shown in the Summary Compensation Table as Salary and Bonus.

	Years of Service

Remuneration	10	15	25	35	45

$ 300,000	$43,615	$65,423	$109,038	$152,653	$197,653
$ 500,000	$73,615	$110,423	$184,038	$257,653	$332,653
$ 750,000	$111,115	$166,673	$277,788	$388,903	$501,403
$1,000,000	$148,615	$222,293	$371,538	$520,153	$670,153
$1,500,000	$223,615	$335,423	$559,038	$782,653	$1,007,653
$2,000,000	$298,615	$447,923	$746,538	$1,045,153	$1,345,153
$3,000,000	$448,542	$672,813	$1,121,335	$1,569,897	$2,019,897
$4,000,000	$598,542	$897,813	$1,496,355	$2,094,897	$2,694,897
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board of Directors is composed of non-employee directors, all of whom meet the independence requirements of the New York Stock Exchange. The Committee is responsible for establishing and overseeing executive compensation policies. The Company’s executive compensation program is significantly linked to Share Owner return. The emphasis is on pay for performance with individual, business unit, and corporate performance rewarded on an annual and long-term basis.
      The Company’s objective is to attract, retain, and motivate high-caliber executives who will deliver superior performance that enhances Share Owner value. To support this objective, the Company has developed performance-based executive compensation plans with compensation opportunities targeted at the 50th percentile of the Company’s peer group of companies. Awards will vary above or below the 50th percentile of the peer group based on performance.
      The Committee reviews and approves with other independent members of the Board financial goals and objectives for the Chief Executive Officer (“CEO”) and other executive officers at least annually and evaluates performance against those goals and objectives at the conclusion of each performance period. The Committee recommends to the independent members of the Board of Directors the compensation for the CEO and the other executive officers. To assist in discharging its responsibilities, the Committee has retained an independent consultant to advise the Committee on matters that come before it. The consultant is engaged by, and reports directly to, the Committee.
Review of All Components of CEO and NEO Compensation
      The Compensation Committee has reviewed all components of the CEO’s and Named Executive Officers (“NEOs”) compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under all the Company’s qualified and non-qualified deferred compensation programs, the actual projected payout obligations under the Company’s qualified and non-qualified executive retirement plans and under several potential severance and change-in-control scenarios. Tally sheets setting forth all of the above components were prepared and reviewed, affixing dollar amounts under the various payout scenarios.
The Committee’s Conclusion
      Based on this review, the Committee finds the CEO’s and NEOs’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.
Compensation Principles
      To achieve the Company’s objectives, the Committee’s review of executive compensation incorporates the following compensation principles:

•	Compensation should encourage behavior that exemplifies the values that the Company believes are essential in building long-term growth in sales and profit, enhancing its worldwide leadership position, and providing increased value for Share Owners. These shared values are being passionate about our business, brands, and food; having the humility and hunger to learn; striving for simplicity; acting with integrity and respect; being accountable; and loving success.

•	Compensation should be competitive with comparable organizations and should reward performance and contribution to the Company’s objectives.

•	As employees assume greater responsibilities, a larger proportion of their total compensation will be “at-risk” incentive compensation (both annual and long-term), subject to individual, business unit, and corporate performance measures.

•	Consistent performance is expected against defined targets and measures.

•	Equity-based incentives are an effective method of aligning the interests of employees and Share Owners and encouraging employees to think and act like owners.

      The Committee believes that a compensation program guided by these basic principles works to ensure present and future leadership performance that will result in optimal returns to the Company’s Share Owners over time.
Total Compensation
      An executive’s total compensation is composed of salary, annual bonus, long-term incentives, and benefits. The target for total compensation for executives is the 50th percentile of a select group of seventeen companies (the “peer group”). These companies were chosen as a benchmark for establishing executive pay levels because of their superior reputation and their relevance to Kellogg Company. Most of the companies that comprise the S&P Packaged Foods Index are included in this group.
Salaries
      Executive salaries are established through a survey of the peer group conducted by an independent compensation consultant. Executive salaries are targeted at the 50th percentile of this group of companies
      The Company’s Executive Compensation Deferral Plan is intended to ensure that compensation is deductible under Section 162(m) of the Internal Revenue Code. Pursuant to this plan, which the Company was not legally required to adopt, the portion of any executive’s salary that is over $950,000 is automatically deferred. The deferred amount is credited to an account in the form of units that are equivalent to the fair market value of the Company’s common stock. The units are payable in cash upon termination of employment in a lump sum or installments, as elected by the executive.
Annual Bonuses
      Bonuses are a percentage of the executive’s base salary and are targeted at the 50th percentile of the peer group. The target bonus is adjusted for appropriate corporate, business unit, and individual performance factors, given the functions of the particular executive. Corporate performance was determined based on growth in net sales, cash flow, and operating profit. In 2005, bonuses could range from 0% to 200% of target. Bonuses paid for 2005 reflect Company performance that was among the best in the peer group.
      The Company has a Senior Executive Annual Incentive Plan (the “Incentive Plan”) that is a performance-based plan intended to meet the deductibility requirements of IRC Section 162(m). The Compensation Committee administers the Incentive Plan. Awards are based on the achievement of pre-established performance factors, including long-term financial and non-financial objectives. With respect to the CEO, the factors are the same as those utilized by the Committee in its annual determination of his performance. The total of all bonuses granted under the Incentive Plan shall not exceed 1% of the annual net income (as defined in the Incentive Plan) of the Company. The Company is asking the Share Owners to approve a new Senior Executive Annual Incentive Plan at this meeting, which will replace the existing Senior Executive Annual Incentive Plan, which is expiring at the end of this year.
Long-Term Incentives
      In order to strengthen the mutuality of interest between key employees and the Share Owners of the Company, the Company’s long-term incentive program permits grants of options to purchase shares of the Company’s common stock, stock appreciation rights, restricted shares, and performance units under the 2003 Long-Term Incentive Plan. The 2003 Long-Term Incentive Plan is designed to attract, retain, and reward key employees of the Company. Long-

term incentives are targeted at the 50th percentile of the peer group. In 2005, the Company awarded stock options and performance shares as its long-term incentive vehicles for the CEO, executive officers, and key employees. Restricted stock awards are made from time to time to key employees
      The Company believes that option grants under the 2003 Long-Term Incentive Plan meet the requirements for deductible compensation under Section 162(m). The Committee reserves the flexibility to award compensation outside of any plan qualifying under Section 162(m) should circumstances arise under which payment of such additional compensation would be in the best interests of the Company and its Share Owners.
      As permitted under Long-Term Incentive Plans approved by Share Owners, the Committee has approved a program under which certain executives of the Company receive a portion of their long-term incentives in performance units (the “Executive Performance Plan”). This program is intended to focus senior management on critical multi-year operational goals, including cash flow, sales growth, and gross margin expansion. The number of units earned is based on the Company’s cumulative performance over a three-year period compared against one or more key performance measures and is generally settled in shares of the Company’s common stock.
      Under the 2003-2005 Executive Performance Plan, the Company achieved 74% of its goal for three-year gross margin improvement. As a result, payouts for the CEO, executive officers, and other executives included in this Plan were 74% of target. For the 2005-07 performance period, the Committee approved a plan focused on increasing sales revenue.
Chief Executive Officer Compensation
      For 2005, the Committee determined the salary, bonus, and long-term incentive awards of the CEO substantially in conformance with the policies described above for all executives of the Company.
      The Committee evaluated the performance of the CEO based on the Company’s achievement of its long-term financial and non-financial objectives. The Committee, together with the other independent members of the Board, has determined that the accountabilities for the CEO are business performance, strengthening the organization, and creating the future. The accountability for business performance includes stock price performance, operating profit growth, earnings per share growth, sales growth, and cash flow. The accountability for strengthening the organization includes developing the strongest possible senior management team, the strongest possible talent in core jobs within the organization, continuous upgrade of talent, and diversity in the workforce. Creating the future includes developing, monitoring, updating, and implementing long-term business strategies.
      In terms of business performance, the Company’s total Share Owner return (share price appreciation plus dividends) was better than the S&P Packaged Food Index for the fifth consecutive year. The Company’s total Share Owner return in 2005 also exceeded the average return for large packaged food companies. The Company achieved these results despite double-digit brand-building investment and significant up-front investments relating to cost-reduction initiatives, both of which help the Company deliver sustainable results. This performance exceeded the Company’s long term goal of high single-digit EPS growth.
      Internal net sales growth (which excludes the impact of foreign currency translation, differences in the number of shipping days, acquisitions and divestitures) exceeded the average of large packaged food companies. Operating profit growth ranked in the second quartile of a select group of leading food companies despite significant brand-building, increased benefit costs, and considerable fuel and energy cost inflation. The Company’s cash flow exceeded expectations for the fifth consecutive year, enabling it to further increase its dividend and share repurchase program in 2005.
      Mr. Jenness assumed the role of CEO at the beginning of 2005. Under his leadership, the Company has continued to strengthen talent in key jobs within the organization and to execute successfully its long-term business strategies. Corporate sponsorship of development opportunities across all levels of management received increased attention in 2005, as did the Company’s commitments to its corporate values. Mr. Jenness has also reinforced the Company’s commitment to its long-term business strategy, the key operating principles of “volume to value” and “manage for cash” that underlie that strategy, and the Company’s continued emphasis on innovation and reinvestment in its brands as the keys to sustainable future performance.
      The Committee does not assign relative weights or rankings to the foregoing factors, but instead makes a subjective determination based upon a consideration of all such factors. The Committee, together with the other independent members of the Board, believes that Mr. Jenness’s total compensation for 2005 appropriately reflects the Company’s performance as measured against all factors described in the preceding paragraphs.
Compensation Committee Interlocks and Insider Participation
      Pages 10 and 11 of this Proxy Statement include a description of the Trust Transaction and the relationship of William C. Richardson to both the Company and the Trust.
COMPENSATION COMMITTEE
John L. Zabriskie (Chairman)
Claudio X. Gonzalez
Gordon Gund
L. Daniel Jorndt
Ann McLaughlin Korologos
William C. Richardson
February 16, 2006
Executive and Board of Director Stock Ownership Guidelines
      Consistent with the Company’s efforts to link compensation to Share Owner return, in 1998 the Company established Stock Ownership Guidelines requiring ownership of shares of the Company’s common stock. The current guidelines are as follows:

Chief Executive Officer	5X Salary
Members of the Executive Management Committee	3X Salary
Other Executive Officers	2X Salary
Board of Directors	5X Annual Retainer
      Executives and directors have five years from the date they first become subject to the guidelines to meet them.

Stock Performance Graph
      The following graph compares the yearly change in the Company’s cumulative, five-year total Share Owner return with the Standard & Poor’s 500 Stock Index (the “S&P 500”) and the Standard & Poor’s Packaged Foods Index (the “S&P Foods”). The graph assumes that $100 was invested on December 31, 2000, in each of the Company’s common stock, the S&P 500, and the S&P Foods, and assumes that all dividends were reinvested.
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG KELLOGG COMPANY, THE S&P 500 INDEX
AND THE S&P PACKAGED FOODS & MEATS INDEX

	Cumulative Total Return

	12/00	12/01	12/02	12/03	1/05	12/05

KELLOGG COMPANY	100.00	118.77	139.86	158.33	191.59	189.82

S & P 500	100.00	88.12	68.64	88.33	95.56	102.75

S & P PACKAGED FOODS & MEATS	100.00	102.01	104.92	113.49	136.56	124.54

Proposal 2.
RATIFICATION OF INDEPENDENT AUDITORS FOR 2006
      PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent directors, to be the independent registered public accountant for the Company for fiscal year 2006. PricewaterhouseCoopers LLP was the Company’s independent registered public accountant for fiscal year 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.
      If the Share Owners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.
Proposal 3.
APPROVAL OF THE KELLOGG COMPANY SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN
      Pursuant to a recommendation of the Compensation Committee (the “Committee”) of the Board of Directors, the Board adopted the Kellogg Company Senior Executive Annual Incentive Plan (the “Plan”), subject to Share Owner approval. The Plan is substantially the same as, and is to replace, the Company’s current Senior Executive Annual Incentive Plan, which is expiring at the end of this year. The Share Owners are requested to approve the adoption of the Plan. The summary of the Plan which follows is qualified in its entirety by reference to the full text of the Plan as set forth in Annex II to this Proxy Statement, and Share Owners are urged to read the Plan in its entirety.
      The affirmative vote of the holders of a majority of all shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the Plan.
      The purposes of the Plan are to specifically motivate the Company’s selected senior executive officers toward achievement of performance goals; to encourage teamwork; and to reward performance with cash bonuses that vary in relation to the achievement of the pre-established performance goals.
      The Plan will be administered by the Committee, whose members qualify as “outside directors” as that term is defined under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under the Plan, the Committee has the authority to select participants from senior executive officers holding the following titles: (i) Chairman, Vice Chairman, Kellogg Company Chief Executive Officer, or Kellogg Company President; (ii) Kellogg Company Executive Vice President; or (iii) Kellogg Company Senior Vice President. There currently are fourteen officers who hold one or more of these titles. The Committee also has the authority to determine the financial and other performance criteria (“Performance Goals”), and other terms and conditions, applicable to each participant’s bonus under the Plan (“Award”) which the participant may receive for services during the Measurement Period. The Measurement Period is one fiscal year, unless otherwise established by the Committee at the time the Performance Goals are established. With respect to each participant, the Committee will establish ranges of Performance Goals which correspond to various levels of Award amounts (“Award Opportunities”) for the Measurement Period. Once established, Performance Goals and Award Opportunities may be adjusted only to mitigate the unbudgeted impact of gains and losses, accounting changes, or other events not foreseen at the time of establishment of such Performance Goals and Award Opportunities.
      The Performance Goals may be based on any one or more of the following measures (or the relevant change for any such measure): the Company’s earnings per share, return on equity, return on assets, return on invested capital, growth in sales and earnings, net sales, cash flow, discounted cash flow, cumulative cash flow, operating profits, pre-tax profits, after-tax profits, consolidated net income, unit sales volume, economic value added, costs, production, unit production volume, improvements in financial ratings, regulatory compliance, achievement of balance sheet or income statement objectives, market share and total return to Share Owners (including both the market value of the Company’s stock and dividends thereon), and the extent to which strategic and business goals are met. Awards will be based on the achievement of such Performance Goals. The Committee has the authority to review and certify the achievement of the Performance Goals; interpret the Plan; and establish, amend, or rescind guidelines, rules, and regulations for the Plan’s administration. Negative discretion may be used by the Committee to reduce an Award. In no event, however, will an exercise of negative discretion to reduce the Award of a participant have the effect of increasing the amount of an Award otherwise payable to any other participant. There is no obligation to treat participants uniformly under the Plan.
      The total of all Awards payable to all participants for any Measurement Period shall not under any circumstances exceed one percent of the income from continuing operations of the Company and its subsidiaries, determined on a consolidated basis, and adjusted to exclude restructuring and disposition-related charges or credits, net of tax effects, and incremental and non-recurring integration costs and other financial impacts, net of tax, related to the business operations of an entity acquired by the Company (the “Maximum Bonus Awards Pool”). No participant can receive an Award for any Measurement Period greater than $3,000,000. In the event that the total of all Awards payable to participants should exceed the Maximum Bonus Awards Pool, the Award of each participant will be proportionately reduced such that the total of all such Awards paid is equal to the Maximum Bonus Awards Pool.
      In general, participants must remain employed by the Company through the last day of a fiscal period to be eligible to receive an Award payment. However, if a participant dies, becomes disabled, or retires, that participant’s Award will be based on the portion of the fiscal period during which the participant is employed. The Committee also may, in its discretion, pay a pro-rated Award to other participants who leave the employment of the Company or its subsidiaries for other reasons during a fiscal period. If a participant’s employment terminates after completion of the fiscal period, but before payment of the Award, the terms of the grant will provide whether the Award shall be paid to a participant or forfeited.
      The Plan, if approved by Share Owners, will replace the Company’s current Senior Executive Annual Incentive Plan, and will terminate on December 31, 2011. The Board and the Committee may generally amend or terminate the Plan at any time, although no amendment or termination may impair the rights of a participant under an outstanding award without that participant’s consent.
      Because the Awards under the Plan are not granted automatically and because any Awards that are granted are based on performance during the Measurement Period, the Awards payable under the Plan for services to be rendered in 2006 are not determinable. Had the Plan been in effect in 2005, the Awards that would have been paid would equal the 2005 bonuses shown in the Summary Compensation Table on page 12 of this Proxy Statement.
      If the required Share Owner approval is not obtained, the Committee would then consider alternative incentive compensation arrangements which may or may not qualify under Section 162(m) as performance-based compensation.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN.
Proposal 4.
SHARE OWNER PROPOSAL
      The Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007-2341, which is the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System, and beneficially owns approximately 912,000 shares of Kellogg Company common stock, has notified the Company that it intends to present the following proposal at the Annual Meeting of Share Owners.
      Adoption of the proposal will require the affirmative vote of holders of a majority of the shares of common stock represented in person or by Proxy at the meeting. SEC rules require that we reprint the proposal as it was submitted to us. The proposal, as submitted, is as follows:

SUSTAINABILITY REPORT
Whereas:
      Investors increasingly seek disclosure of companies’ social and environmental practices in the belief they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to be accepted in their communities and to prosper long-term.
      Sustainability refers to development that meets present needs without impairing the ability of future generations to meet their own needs. It includes “encouraging long lasting social well being in communities where [companies] operate, interacting with different shareholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations) and responding to their specific and evolving needs, thereby securing a long-term “license to operate”, superior customer and employee loyalty, and ultimately superior financial returns.” (Dow Jones Sustainability Group)
      Globally, approximately 1,500 companies produce reports on sustainability issues (Association of Chartered Certified Accountants, www.corporateregister.com), including more than half of the global Fortune 500 (KPMG International Survey of Corporate Responsibility Reporting 2005).
      Ford Motor Company states, “sustainability issues are neither incidental nor avoidable — they are at the heart of our business.” American Electric Power has stated, “management and the Board have a fiduciary duty to carefully assess and disclose to shareholders appropriate information on the company’s environmental risk exposure.”
      Global expectations regarding sustainability reporting are changing rapidly. The European Commission recommends corporate sustainability reporting, and listed companies in Australia, South Africa and France must now provide investors with information on their social and environmental performance.
      RESOLVED: Shareholders request that the Board of Directors issue a sustainability report to shareholders, at reasonable cost, and omitting proprietary information, by September 1, 2006.
Supporting Statement
      The report should include the company’s definition of sustainability, as well as a company-wide review of company policies and practices related to long-term social and environmental sustainability.
      We recommend that the company use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“The Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization with representatives from the business, environmental, human rights, and labor communities. The Guidelines provide guidance on report content, including performance in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility). The Guidelines provide a flexible reporting system that permits the omission of content that is not relevant to company operations. Over 700 companies use or consult the Guidelines for sustainability reporting.

STATEMENT IN OPPOSITION TO THE PROPOSAL
      The Board of Directors has considered the above proposal and recommends that the Share Owners vote against the proposal for the following reasons:

The Company believes that its current social and environmental policies and practices already more than adequately address the concerns raised by the proponents.

The Company’s long-standing environmental policy is to promote and maintain environmentally responsible practices for the benefit of its customers, consumers, employees and the communities in which it operates. The Company’s environmental policy requires that the Company conduct and grow its business in a manner that protects the environment and demonstrates good stewardship of the world’s natural resources. In fact, since 1906, the Company has been promoting environment-friendly manufacturing practices, with the first boxes of cereal that rolled off of the Company’s production line being packaged in recycled paperboard cartons. Today, almost all of the Company’s cereal cartons are made of 100% recycled fiber, with at least 35% post-consumer material.

The Company’s concern for the environment is particularly evident in its manufacturing practices. Many of the Company’s plants use heat recovery systems; convert waste food to animal feed; practice water conservation and reuse, with a number of plants having wastewater treatment facilities designed to minimize effluent discharges; and participate in packaging recycling programs In fact, over 80% of the waste generated at the Company’s manufacturing facilities is recycled. Over the years, these types of conservation efforts have drawn international recognition for the Company on a variety of occasions, with plants in Mexico, England, Canada, Japan, Korea and the United States receiving awards. Additional information on the Company’s environmental policy and its programs around the world can be found at www.kelloggcompany.com.

The Company is also very proud of the social responsibility programs it supports. This area is such a high priority for the Company that a distinct Board committee — the Social Responsibility Committee — was established in 1979 to oversee these efforts The Company’s efforts under those programs are focused in three major areas: helping children and youth reach their full potential, improving opportunities for minorities and women, and building stronger communities.. In connection with the Company’s efforts, the Company partners with groups such as Action for Healthy Kids, America’s Second Harvest, and the NAACP. The Company also encourages its employees to volunteer in the communities where they live and work. In 2005, the Company held United Way campaigns in 22 communities in which it operates, with more than $3.6 million of contributions being made companywide. The Company’s annual United Way campaigns include “Days of Caring,” where hundreds of employees are actively involved in important initiatives in local communities such as feeding people at soup kitchens or, through Habitat for Humanity, building homes for families in need. A Kellogg Care$ program was also started in early 2005 to further encourage and recognize the volunteer efforts of the Company’s employees and retirees with monetary grants to eligible non-profit entities. Further information on these programs and the Company’s social responsibility principles can be found at www.kelloggcompany.com.

The Company and Kellogg’s Corporate Citizenship Fund have historically supported various humanitarian efforts around the world. In 2005, contributions in excess of $25 million were provided to various charities and relief efforts, including donations of products and funds in connection with the tsunami in Southeast Asia and Africa and Hurricanes Katrina and Rita in the United States. The Citizenship Fund matched worldwide employee charitable donations to non-profit agencies supporting relief efforts for those disasters. The Citizenship Fund also assisted with flood, disaster and hunger relief efforts in India, Guatemala, Pakistan, El Salvador and Niger.

These types of activities have become part of the fabric of the Company, and have been codified in the Company’s Global Code of Ethics, which has been in place for many years. The Code covers, among other topics, environmental and product responsibility matters, as well as the human rights of its employees and labor and employment practices. The Code describes the Company’s commitments to providing a safe and healthy work environment and to the fair and equitable treatment of all employees and applicants, and prohibits its employees from engaging in illegal or unethical conduct. It also provides that Company employees will act with integrity by acting honestly, by obeying the law and by treating those with whom they work with fairness and respect. The Code also provides that the Company will not knowingly use suppliers who operate in violation of applicable laws and regulations, including local environmental, employment or safety laws or who employ forced labor, or use corporal punishment to discipline employees, whether or not permitted by applicable law. A copy of the Code can be found under “Corporate Governance” — “Global Code of Ethics” at www.kelloggcompany.com.

In summary, the Company has been and will continue to be a positive force in the communities in which it operates. The Company does not believe that preparing a sustainability report would be a good use of its resources, as the Company’s policies, practices and disclosures already cover many of the items that would be covered by a sustainability report and because the time and effort needed to prepare a comprehensive report is expected to be significant.
      For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.
Securities Authorized for Issuance Under Equity Compensation Plans
      (Millions, except per share data)

			Number of Securities
			Remaining Available for
	Number of Securities to Be	Weighted-Average Exercise	Future Issuance Under
	Issued Upon Exercise of	Price of Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
	as of December 31, 2005	as of December 31, 2005	as of December 31, 2005
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	28.8	$38	22.3
Equity compensation plans not approved by security holders	.1	$27	0.6

Total	28.9	$38	22.9

      Five plans (including one individual compensation arrangement) are included in “Equity compensation plans not approved by security holders”: the Kellogg Share Incentive Plan, which was adopted in 2002 and is available to most U.K. employees of specified Kellogg Company subsidiaries; a somewhat similar plan which is available to employees in the Republic of Ireland; the Kellogg Company Executive Stock Purchase Plan, which was adopted in 2002 and is available to selected senior level employees of the Company; the Deferred Compensation Plan for Non-Employee Directors, which was adopted in 1986 and amended in 1993 and 2002 and a non-qualified stock option granted in 2000 to James Jenness, the Company’s Chairman of the Board and Chief Executive Officer (who had then just been appointed as a Company director).
      Under the Kellogg Share Incentive Plan, eligible U.K. employees may contribute up to 1,500 Pounds Sterling annually to the Plan through payroll deductions. The trustees of the Plan use those contributions to buy shares of the Company’s common stock at fair market value on the open market, with the Company matching those contributions on a 1:1 basis. Shares must be withdrawn from the Plan when employees cease employment. Under current law, eligible employees generally receive specified income and other tax benefits if those shares are held in the Plan for five years. A somewhat similar plan is also available to employees in the Republic of Ireland. As these Plans are open market plans with no set overall maximum, no amounts for these Plans are included in the above table. However, approximately 80,000 shares were purchased by eligible employees under the Kellogg Share Incentive Plan, the somewhat similar plan in the Republic of Ireland and somewhat similar predecessor plans during 2005, with approximately an additional 80,000 shares being provided as matched shares.
      Under the Kellogg Company Executive Stock Purchase Plan, selected senior level employees may elect to use all or part of their annual bonus, on an after-tax basis, to purchase shares of the Company’s common stock at fair market value (as determined over a thirty-day trading period). No more than 500,000 treasury shares are authorized for use under the Plan.
      Under the Deferred Compensation Plan for Non-Employee Directors, non-employee directors may elect to defer all or part of their compensation (other than expense reimbursement) into units which are credited to their accounts. The units have a value equal to the fair market value of a share of the Company’s common stock on the appropriate date, with dividend equivalents being earned on the whole units in non-employee directors’ accounts. Units may be paid in either cash or shares of the Company’s common stock, either in a lump sum or in up to ten annual installments, with the payments to begin as soon as practicable after the non-employee director’s service as a director terminates. No more than 150,000 shares are authorized for use under the Plan, none of which had been issued or allocated for issuance as of December 31, 2005. Based on deferrals at December 31, 2005, approximately 140,000 shares were contingently issuable to participating Directors. Because Directors may elect, and are likely to elect, a distribution of cash rather than shares, the contingently issuable shares are not included in column (a) of the table above.
      When James Jenness joined the Company as a director in 2000, he was granted a non-qualified stock option to purchase 300,000 shares of the Company’s common stock. In connection with this option, which was to vest over three annual installments, he agreed to devote fifty percent of his working time to consulting with the Company, with further vesting to immediately stop if he was no longer willing to devote such amount of time to consulting with the Company or if the Company decided that it no longer wishes to receive such services. During 2001, the Company and Mr. Jenness agreed to terminate the consulting relationship, which immediately terminated the unvested 200,000 shares. This option contains the AOF feature described in the Summary Compensation Table.
Share Owner Recommendations for Director Nominees
      The Nominating and Governance Committee will consider Share Owner nominations for membership on the Board of Directors. For the 2007 Annual Meeting of Share Owners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and must be received by the Company not earlier than the 120th day prior to the 2007 meeting and not later than January 23, 2007. Recommendations must also include certain other requirements specified in the Company’s Bylaws.
      The Nominating and Governance Committee believes that all nominees must, at a minimum, meet the criteria set forth in the Board of Directors Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. The Nominating and Governance Committee also will consider a combination of factors for each nominee, including (a) the nominee’s ability to represent all Share Owners without a conflict of interest; (b) the nominee’s ability to work in and promote a productive environment; (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; (d) whether the nominee has demonstrated the high level of character and integrity expected by the Company; (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a multi-national, publicly-traded company; and (f) the nominee’s ability to apply sound and independent business judgment.
      When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new director in light of the criteria described above and the skills and experience of the then-current directors. Directors are generally asked to recommend candidates for the position, and the Nominating and Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Share Owners.
      Directors are expected to attend the Annual Meeting of Share Owners, and all of the twelve Directors attended last year’s Annual Meeting of Share Owners.
Share Owner Proposals for the 2007 Annual Meeting
      Share Owner proposals submitted for inclusion in the Company’s Proxy Statement for the 2007 Annual Meeting of Share Owners must be received by the Company no later than November 8, 2006. Other Share Owner proposals to be submitted from the floor must be received by the Company not earlier than the 120th day prior to the 2007 meeting and not later than January 23, 2007, and must meet certain other requirements specified in the Company’s Bylaws.
Communications with Board of Directors
      Mr. Gund, the Chairman of the Nominating and Governance Committee and the Lead Director, usually presides at executive sessions of the Board of Directors. Mr. Gund may be contacted at gordon.gund@kellogg.com. Any communications which Share Owners may wish to send to the Board of Directors may also be directly sent to Mr. Gund at this e-mail address.

“Householding” of Proxy Materials
      The Securities and Exchange Commission permits companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for Proxy Statements (and related documents) with respect to two or more Share Owners sharing the same address by delivering a single Proxy Statement (and related documents) addressed to those Share Owners. This process, which is commonly referred to as “householding,” potentially means extra convenience for Share Owners and cost savings for companies.
      A number of brokers with account holders who are Share Owners will be “householding” our Proxy materials. As indicated in the notice previously provided by these brokers to Share Owners, a single Proxy Statement (and related documents) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected Share Owner or Share Owners. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until the Company or the Company’s transfer agent receives contrary instructions from an affected Share Owner or Share Owners.
      Share Owners who currently receive multiple copies of the Proxy Statement (and related documents) at their address and would like to request “householding” of their communications should contact their broker or, if a Share Owner is a direct holder of shares of common stock, he or she should submit a written request to Wells Fargo Shareowner Services, the Company’s transfer agent, at 161 North Concord Exchange, South St. Paul, MN 55075; phone number: (877) 910-5385. Share Owners who are now “householding” their communications, but who wish to receive separate Proxy Statements (and related documents) in the future may also notify Wells Fargo Shareowner Services. The Company will promptly deliver, upon written or oral request, a separate copy of the Proxy Statement (and related documents) at a shared address to which a single copy was delivered.
Annual Report on Form 10-K; No Incorporation by Reference
      Upon written request, the Company will provide any Share Owner, without charge, a copy of the Company’s Annual Report on Form 10-K for 2005 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: (800) 961-1413), to Ellen Leithold of the Investor Relations Department at that same address (phone: (269) 961-2800), or to investor.relations@kellogg.com. You may also obtain this document and certain other of the Company’s SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg Company website. Copies of the Corporate Governance Guidelines, the Charters of the Audit, Compensation, and Nominating and Governance Committees of the Board of Directors, the Code of Conduct for Kellogg Company directors, and Global Code of Ethics for Kellogg Company employees (including the chief executive officer, chief financial officer, and corporate controller) can also be found on the Kellogg Company website under “Corporate Governance” and will be provided to Share Owners upon request. Amendments or waivers to the Global Code of Ethics applicable to the chief executive officer, chief financial officer, and corporate controller can also be found on the Kellogg Company website.
      Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions “REPORT OF THE AUDIT COMMITTEE,” and “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION (including the Stock Performance Graph)” shall not be incorporated by reference into any document filed with the SEC.
By Order of the Board of Directors,
Gary H. Pilnick
Senior Vice President,
General Counsel, Corporate Development and Secretary
March 3, 2006

ANNEX I
KELLOGG COMPANY
BOARD OF DIRECTORS
AUDIT COMMITTEE
CHARTER
February 17, 2006
Purpose
      The Audit Committee shall assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.
      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.
Committee Membership and Function
      The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence, financial literacy and experience requirements of the New York Stock Exchange, with the Board to affirmatively determine that the members are independent, and disclose that determination, to the extent required.
      At least one member of the Audit Committee shall possess accounting or related financial management experience or education sufficient in the judgment of the Board to qualify as an “audit committee financial expert” under the Securities Exchange Act of 1934, as amended. Audit Committee members shall not simultaneously serve on this Committee and the audit committees of more than two other public companies without receiving the prior approval of the Board of Directors. Members of the Audit Committee may only receive director fees and other benefits permitted under the requirements of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
      The Audit Committee will meet as often as it determines appropriate, but would be expected to meet not less frequently than quarterly.
Committee Authority and Responsibilities
      The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall directly report to the Audit Committee.
      The Audit Committee shall, except as indicated below, pre-approve all audit, internal control-related and all permitted non-audit services (including the fees and terms thereof) by the independent auditors (and their affiliates), and shall disclose such services in the Company’s SEC filings to the extent required. The Chairman of the Audit Committee is also delegated the authority to pre-approve such services and pre-approve or approve up to $500,000 for such services. The Chairman shall present such approvals at the next full Audit Committee meeting. The Audit Committee shall consult with management but shall not otherwise delegate these responsibilities.
      The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain, determine the fees and other retention terms and terminate independent legal, accounting or other advisors, with the Company to provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for purposes of rendering or issuing an audit report and to any advisors retained by the Audit Committee.

      The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee. The Audit Committee shall periodically meet with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.
      The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
      The Audit Committee, to the extent it deems necessary or appropriate, shall:
Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the disclosures made in management’s discussion and analysis and the results of the independent auditor’s reviews of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies, and any accounting adjustments that were noted or proposed but were passed (as immaterial or otherwise).

4.	Review and discuss quarterly reports from the independent auditor on (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments (as well as the treatment preferred by the independent auditor) and all material correcting adjustments identified by the independent auditor; (c) other material written communications between the independent auditor and management, such as any management letter (and the Company’s response) or schedule of unadjusted differences; and (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the auditor’s activities or on access to requested information.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Review and discuss with management (including the head of Internal Audit) and the independent auditor, the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

8.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

9.	Discuss with the independent auditor the matters required to be discussed by Statements on Auditing Standards No. 61, 89 and 90 relating to the conduct of the audit, including difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, the auditor’s assessment of the overall quality of financial reporting, unadjusted differences, and any significant disagreements with management.

10.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during the certification process for the SEC Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

11.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement, to the extent required.
Oversight of the Company’s relationship with the Independent Auditor

12.	Review and evaluate the lead partner of the independent auditor.

13.	Review annually a written report from the independent auditor describing all relationships between the independent auditor (and its affiliates) and the Company (and its subsidiaries).

14.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

15.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

16.	Establish clear policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, which shall comply with all regulatory requirements.

17.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

18.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

19.	Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.
Oversight of the Company’s Internal Audit Function

20.	Ensure that the Company maintains an internal audit function.

21.	Review and separately discuss with management and the independent auditor the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, the budget and qualifications of internal auditors and the coordination of such plans with the independent auditors.

22.	Receive a summary of completed internal audits and audit results, and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan and any other significant reports to management and management’s response.

23.	Review internal audit personnel and succession planning within the Company, including the appointment and replacement of senior and other internal audit personnel.
Compliance Oversight Responsibilities

24.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters.

25.	Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934, as amended, has not been implicated.

26.	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

27.	Review with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

28.	Review with management and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Global Code of Ethics.
Administrative Matters
      The members of this Committee shall be appointed by the Board of Directors on the recommendation of the Nominating and Governance Committee and may be removed or replaced by the Board. The Chairperson of this Committee shall also be appointed by the Board of Directors on the recommendation of the Nominating and Governance Committee.
      A majority of the members of this Committee shall constitute a quorum for the transaction of business, and the act of the majority of Committee members present at a meeting where a quorum is present shall be the act of this Committee, unless a different vote is required by express provision of law, the Bylaws or the Certificate of Incorporation. Unless otherwise provided by the Bylaws or the Certificate of Incorporation: (i) any action required or permitted to be taken at any meeting of this Committee may be taken without a meeting if all of the members consent thereto (a) in writing or (b) by electronic transmission and such writings or transmissions are filed with the minutes, of this Committee; and (ii) members of this Committee may participate in a meeting by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence at such a meeting.
      This Committee may form and delegate authority to subcommittees or members as provided in this Charter or when otherwise appropriate. Except as expressly provided in this Charter, the Bylaws or the Certificate of Incorporation, this Committee may fix its own rules of procedure.
      This Committee will report to the Board at the next regularly scheduled Board meeting after one or more Committee meetings, will otherwise regularly report to the Board and will annually conduct a performance review of its activities.

ANNEX II
KELLOGG COMPANY SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN
SECTION 1
Establishment and Purpose
      Kellogg Company (the “Company”) hereby establishes the “Kellogg Company Senior Executive Annual Incentive Plan” (the “Plan”). The Plan will be submitted to the stockholders of the Company for approval at the 2006 Annual Meeting of Stockholders of the Company scheduled to be held on April 21, 2006 (the “Effective Date”). The purposes of the Plan are to motivate selected senior executives toward achievement of performance goals; encourage teamwork in various segments of the Company; and reward performance with cash bonuses that vary in relation to the achievement of the pre-established performance goals. The Plan is to replace the Kellogg Company Senior Executive Annual Incentive Plan, which will expire at the end of 2006.
SECTION 2
Eligibility
      The individuals who are assigned one or more of the following titles by the Company are eligible to participate in the Plan, as determined and selected by the Committee (as defined in Section 3 hereof): (i) Chairman, Vice Chairman, Kellogg Company Chief Executive Officer, or Kellogg Company President; (ii) Kellogg Company Executive Vice President; or (iii) Kellogg Company Senior Vice President. Each individual selected for participation will be known as a “Participant”.
SECTION 3
Administration
      The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”), or such other committee as the Board may from time to time select (the “Committee”). The Committee will at all times be composed of two or more members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).
      Except as limited by law or the Company’s Amended and/or Restated Certificate of Incorporation or Bylaws, and subject to the provisions herein, the Committee will have full power and authority, to the fullest extent required to comply with Section 162(m), to select Participants (as defined in Section 2 hereof); determine the size of bonus awards; determine the terms, conditions, restrictions and other provisions of bonus awards, including the establishment of the Performance Goals (as defined in Section 4 hereof); interpret the Plan; establish, amend or rescind guidelines, rules and regulations for the Plan’s administration; review and certify the achievement of Performance Goals; and, subject to Section 9 hereof and the restrictions under Section 162(m), amend the terms and conditions of the Plan, including outstanding Award Opportunities (as defined in Section 4 hereof). Further, the Committee will make all other determinations which may be necessary or advisable for the administration and operation of the Plan. Except as to the extent prohibited by applicable law, the Committee may delegate all or any portion of its responsibilities and powers granted under the Plan to such other person or entity it deems appropriate, including, but not limited to, senior management of the Company. Any such delegation may be revoked by the Committee at any time. All determinations and decisions of the Committee arising under the Plan will be final, binding and conclusive upon all parties. By accepting any benefits under the Plan, each Participant, and each person claiming under or through such Participant, will be conclusively deemed to have indicated acceptance and ratification of, and consent to, all provisions of the Plan and any determination or decision under the Plan by the Company, the Board or the Committee.
SECTION 4
Participation and Performance Goals
      The Committee will have the authority to select Participants (as defined in Section 2 hereof) for cash bonus awards under the Plan for each Measurement Period and the financial and other performance criteria (“Performance Goals”) upon which such awards will be based. For purposes of the Plan, the term “Measurement Period” means the period of one fiscal year, unless an alternate period (such as a portion of a fiscal year or multiple fiscal years) is otherwise selected and established in writing by the Committee at the time the Performance Goal is established. No later than the earlier of ninety (90) days after the commencement of the applicable Measurement Period or the completion of 25% of such Measurement Period, the Committee will, in its discretion, determine the Participants for such Measurement Period and establish the Performance Goals applicable to each Participant’s award.
      Performance Goals need not be the same for all Participants. The Performance Goals may be based on any one or more of the following measures (or the relative change for any such measure): the Company’s earnings per share, return on equity, return on assets, return on invested capital, growth in sales and earnings, net sales, cash flow, discounted cash flow, cumulative cash flow, operating profits, pre-tax profits, after-tax profits, consolidated net income, unit sales volume, economic value added, costs, production, unit production volume, improvements in financial ratings, regulatory compliance, achievement of balance sheet or income statement objectives, market share and total return to stockholders (including both the market value of the Company’s stock and dividends thereon) and the extent to which strategic and business plan goals are met.
      With respect to each Participant, the Committee will establish ranges of Performance Goals which correspond to various levels of cash bonus amounts (“Award Opportunities”) for the Measurement Period. Each range of Performance Goals will include a level of performance at which one hundred percent (100%) of the targeted bonus award (“Target Bonus Award”) may be earned. In addition, each range of Performance Goals will include levels of performance above and below the one hundred percent (100%) performance level. The Committee may establish minimum levels of Performance Goal achievement, below which no bonus payment will be made to the Participant. Once established, Performance Goals and Award Opportunities may be adjusted during the Measurement Period only to mitigate the unbudgeted impact of gains and losses, accounting changes or other events not foreseen at the time such Performance Goals and Award Opportunities were established.
SECTION 5
Final Bonus Award Determination
      Awards are based on the achievement of the preestablished Performance Goals. After the Performance Goals are established as described in Section 4 hereof, the Committee will align the achievement of the Performance Goals with Award Opportunities, such that the level of achievement of the Performance Goals at the end of the Measurement Period will determine the Participant’s actual annual bonus award (“Final Bonus Award”). Final Bonus Awards may vary above or below the Target Bonus Award, based on the level of achievement of the pre-established Performance Goals.
      Negative discretion may be used by the Committee to reduce the Final Bonus Award. In no event, however, will an exercise of negative discretion to reduce the Final Bonus Award of a Participant have the effect of increasing the amount of a Final Bonus Award otherwise payable to any other Participant.
SECTION 6
Final Bonus Award Limit
      The total of all Final Bonus Awards payable to Participants for performance in any Measurement Period will not under any circumstances exceed one percent (1%) of the Net Income of the Company (the “Maximum Bonus Awards Pool”) for such period. For purposes of the Plan, the term “Net Income” means the income from continuing operations of the Company and its subsidiaries, as determined on a consolidated basis in accordance with generally accepted accounting principles, adjusted to exclude the following: (i) all restructuring and disposition-related charges or credits for the fiscal year, net of related tax effect; and (ii) incremental and non-recurring integration costs and other financial impacts, net of tax, related to the business operations of an entity acquired by the Company.
      The maximum Final Bonus Award any Participant can receive for performance in any Measurement Period is three million dollars ($3,000,000). In the event that the total of all Final Bonus Awards payable to Participants should exceed the Maximum Bonus Awards Pool as specified above, the Final Bonus Award of each Participant will be proportionately reduced such that the total of all such Final Bonus Awards paid is equal to the Maximum Bonus Awards Pool.
SECTION 7
Payment of Awards
      If the Performance Goals established by the Committee are satisfied and upon written certification by the Committee that the Performance Goals have been satisfied, payment will be made in cash as soon as practicable in accordance with the terms of the award, unless the Committee determines in its sole discretion to reduce or eliminate Final Bonus Award determinations for any or all Participants, based upon any objective or subjective criteria it deems appropriate. There is no obligation for uniformity of treatment of Participants under the Plan.
SECTION 8
Termination of Employment
      Each Participant must remain employed with the Company or a subsidiary through the last day of the Measurement Period to be considered for a Final Bonus Award; provided, however, in the event of a Participant’s death, disability or retirement (as defined in the Kellogg Company Salaried Pension Plan or any other retirement plan of the Company or a subsidiary in which the individual participates) during the Measurement Period, the Participant’s bonus award will be based on the portion of the Measurement Period in which the Participant was employed, computed as determined by the Committee. In the event that a Participant’s employment is terminated for any reason other than death, disability or retirement, the Participant’s rights to a Final Bonus Award will be forfeited; provided, however, the Committee may, in its sole discretion, pay a prorated bonus award to the Participant for the portion of the Measurement Period in which the Participant was employed, computed as determined by the Committee. In the event that a Participant’s employment with the Company or a subsidiary terminates for any reason after the completion of the Measurement Period but prior to the actual payment of the cash bonus, the balance of any bonus which remains unpaid at the time of such termination will be payable to the Participant, or forfeited by the Participant, in accordance with the terms of the award granted by the Committee.
SECTION 9
Amendment and Termination
      The Board and the Committee each has the right to amend or terminate the Plan at any time and in any respect, except that, unless otherwise determined by the Board or the Committee, no amendment may be made without stockholder approval if, and to the extent that, such approval would be required to comply with any applicable provisions of Section 162(m). Similarly, no amendment or termination of the Plan may alter or impair the rights of any Participant pursuant to an outstanding award without the consent of the Participant.
      This Plan will expire on December 31, 2011, unless terminated earlier by the Board or the Committee. Upon approval by the stockholders, this Plan will supersede the Kellogg Company Senior Executive Annual Incentive Plan which was effective January 1, 2002. No further awards will be made under the Plan after termination, but termination will not affect the rights of any Participant under any award made prior to termination.
SECTION 10
Miscellaneous
      Bonus payments will be made from the general funds of the Company and no special or separate fund will be established or other segregation of assets made to assure payment. No Participant or other person will have under any circumstances any interest in any particular property or assets of the Company. The Plan will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.
      Neither the establishment of this Plan nor the payment of any award hereunder nor any action of the Company, the Board or the Committee with respect to this Plan will be held or construed to confer upon any Participant any legal right to be continued in the employ of the Company or to receive any particular rate of cash compensation other than pursuant to the terms of this Plan and the determination of the Committee, and the Company expressly reserves the right to discharge any Participant whenever the interest of the Company may so permit or require without liability to the Company, the Board or the Committee, except as to any rights which may be expressly conferred upon a Participant under this Plan.
      The adoption of this Plan will not affect any other compensation plans in effect for the Company or any subsidiary or affiliate of the Company, nor will the Plan preclude the Company or any subsidiary or affiliate thereof from establishing any other forms of incentive or other compensation for the Participants.

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599
recycled

KELLOGG COMPANY
POST OFFICE BOX 3599
ONE KELLOGG COMPANY
BATTLE CREEK, MI
49016-3599

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 20, 2006. Have the proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET — www.proxyvote.com
Use the internet to transmit your voting instructions for electronic delivery of information up until 11:59 p.m. Eastern Time on April 20, 2006. Have the proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL — Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return to Kellogg Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Kellogg Company Board of Directors recommends a vote FOR the following proposal. If you sign and return this card without marking, this proxy card will be treated as being FOR the following proposal.

1. ELECTION OF DIRECTORS
(terms expiring in 2009) Nominees:	For	Withhold	For All	To withhold authority to
	All	All	Except	vote, mark “For All
John T. Dillon, James M. Jenness, L. Daniel	[ ]	[ ]	[ ]	Except” and write the
Jorndt and William D. Perez
nominee’s number on the
line below.

The Kellogg Company Board of Directors recommends a
vote FOR the following two proposals. If you sign and return this card without marking a vote, this proxy card will be treated as being FOR such proposals.
2. Ratification of independent auditor for 2006	For	Against	Abstain
	[ ]	[ ]	[ ]

3. Approval of the Kellogg Company Senior	For	Against	Abstain
Executive Annual Incentive Plan	[ ]	[ ]	[ ]

The Board of Directors recommends a vote AGAINST the following stockholder proposal. If you sign and return this card without marking a vote, this proxy card will be treated as being AGAINST such proposal.

4. Prepare Sustainability Report	For [ ]	Against [ ]	Abstain [ ]
NOTE: Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.
Signature (PLEASE SIGN WITHIN BOX)                                                                       Date
Signature (Joint Owners)                                                                                                    Date
KELLOGG COMPANY
ADMISSION TICKET
You are cordially invited to attend the Annual Meeting of Share Owners of Kellogg Company to be held on Friday, April 21, 2006 at 1:00 p.m. at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan.
You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.
KELLOGG COMPANY
PROXY FOR ANNUAL MEETING OF SHARE OWNERS APRIL 21, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
     The undersigned appoints J. M. Jenness, and W. C. Richardson, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Share Owners of Kellogg Company to be held on April 21, 2006 and at any adjournments of the meeting, and to vote as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.
IMPORTANT — This Proxy is continued and must be signed and dated on the reverse side.